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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
The Coca-Cola Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTA, GEORGIA

DOUGLAS N. DAFT
CHAIRMAN OF THE BOARD
                      AND
CHIEF EXECUTIVE OFFICER

March 4, 2004

Dear Share Owner:

        I would like to extend a personal invitation for you to join us at our Annual Meeting of Share Owners on Wednesday, April 21, 2004, at 9:30 a.m. at the Hotel du Pont, in Wilmington, Delaware.

        At this year's meeting, you will vote on the election of sixteen Directors, ratification of Ernst & Young LLP's appointment as independent auditors and seven proposals of share owners.

        Attached you will find a notice of meeting and proxy statement that contains further information about these items and the meeting itself, including:

  •
  How to obtain an admission card, if you plan to attend, and

  •
  Different methods you can use to vote your proxy, including the telephone and Internet.

        If you are unable to attend the meeting in person, you may view the meeting on the web. Instructions on how to view the live webcast are set forth in the accompanying proxy statement. You cannot record your vote on this website.

        Your vote is important to us and to our business. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend.

        I hope to see you in Wilmington.

DOUGLAS N. DAFT

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

        The Annual Meeting of Share Owners of The Coca-Cola Company (the "Company") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Wednesday, April 21, 2004, at 9:30 a.m., local time. The purposes of the meeting are:

          1.     To elect sixteen Directors to serve until the 2005 Annual Meeting of Share Owners,

          2.     To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2004 fiscal year,

          3.     To vote on seven proposals submitted by share owners if properly presented at the meeting, and

          4.     To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        The Board of Directors set February 23, 2004 as the record date for the meeting. This means that owners of Common Stock at the close of business on that date are entitled to:

  •
  receive this notice of the meeting, and

  •
  vote at the meeting and any adjournments or postponements of the meeting.

        We will make available a list of share owners as of the close of business on February 23, 2004, for inspection by share owners during normal business hours from April 9 through April 20, 2004, at the Company's principal place of business, One Coca-Cola Plaza, Atlanta, Georgia 30313. This list also will be available to share owners at the meeting.

By Order of the Board of Directors
DEVAL L. PATRICK Executive Vice President, General Counsel and Secretary

Atlanta, Georgia
March 4, 2004

We urge each share owner to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

TABLE OF CONTENTS

PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	2
ELECTION OF DIRECTORS	6
REPORT OF THE COMPENSATION COMMITTEE	25
EXECUTIVE COMPENSATION	30
CERTAIN INVESTEE COMPANIES	45
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	47
REPORT OF THE AUDIT COMMITTEE	48
PROPOSALS OF SHARE OWNERS	52
COMMUNICATIONS, SHARE-OWNER PROPOSALS AND COMPANY DOCUMENTS	66
OTHER INFORMATION	68
APPENDIX I — AUDIT COMMITTEE CHARTER	I-1

THE COCA-COLA COMPANY
One Coca-Cola Plaza
Atlanta, Georgia 30313

March 4, 2004

PROXY STATEMENT
FOR ANNUAL MEETING OF SHARE OWNERS
TO BE HELD APRIL 21, 2004

        Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2004 Annual Meeting of Share Owners of The Coca-Cola Company (the "Company"). The meeting will be held at the Hotel du Pont, Wilmington, Delaware, on April 21, 2004, at 9:30 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

        The mailing address of our principal executive offices is One Coca-Cola Plaza, Atlanta, Georgia 30313. We are first sending the proxy materials to share owners on March 4, 2004.

        All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to voting at the meeting.

        Only owners of record of shares of Common Stock at the close of business on February 23, 2004, the record date, are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Common Stock held. On February 23, 2004, there were 2,445,264,403 shares of Common Stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.
What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our executive officers as proxies for the 2004 Annual Meeting of Share Owners. These three officers are Steven J. Heyer, Gary P. Fayard and Deval L. Patrick.

2.
What is a proxy statement?

        It is a document that the Securities and Exchange Commission ("SEC") regulations require us to give you when we ask you to sign a proxy card designating Steven J. Heyer, Gary P. Fayard and Deval L. Patrick, each as proxies to vote on your behalf.

3.
What is the difference between a share owner of record and a share owner who holds stock in street name?

(a)
If your shares are registered in your name, you are a share owner of record.

(b)
If your shares are in the name of your broker or bank, your shares are held in street name.

4.
How do you get an admission card to attend the meeting?

        If you are a share owner of record, your admission card is attached to your proxy card. You will need to bring it with you to the meeting.

        If you own shares in street name, you will need to ask your broker or bank for an admission card in the form of a legal proxy. You will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time or you want to attend the meeting but not vote in person, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name and you request a legal proxy any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

        You will also need to bring a photo ID to gain admission.

5.
How can you view the live webcast of the meeting?

        You can view the live webcast of the meeting by logging on to our website at www.coca-cola.com and clicking on "Investors" and then on the link to the webcast. An archived copy of the webcast also will be available until May 21, 2004.

        We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

6.
What different methods can you use to vote?

(a)
By Written Proxy. All share owners can vote by written proxy card.

  (b)
  By Telephone and Internet Proxy. All share owners of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate share owners' identities, to allow share owners to vote their shares, and to confirm that their instructions have been properly recorded.

  (c)
  In Person. All share owners may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 4).

7.
What is the record date and what does it mean?

        The record date for the 2004 Annual Meeting of Share Owners is February 23, 2004. The record date is established by the Board of Directors as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

  (a)
  receive notice of the meeting, and

  (b)
  vote at the meeting and any adjournments or postponements of the meeting.

8.
How can you revoke a proxy?

        A share owner can revoke a proxy prior to the completion of voting at the meeting by:

  (a)
  giving written notice to the Secretary of the Company,

  (b)
  delivering a later-dated proxy, or

  (c)
  voting in person at the meeting.

9.
Are votes confidential? Who counts the votes?

        We will continue our long-standing practice of holding the votes of all share owners in confidence from Directors, officers and employees except:

  (a)
  as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

  (b)
  in case of a contested proxy solicitation,

  (c)
  if a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

  (d)
  to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

10.
What are your voting choices when voting for Director nominees, and what vote is needed to elect Directors?

        In the vote on the election of sixteen Director nominees to serve until the 2005 Annual Meeting of Share Owners, share owners may:

  (a)
  vote in favor of all nominees,

  (b)
  vote to withhold votes as to all nominees, or

  (c)
  vote to withhold votes as to specific nominees.

  Directors will be elected by a plurality vote.

  The Board recommends a vote FOR each of the nominees.

11.
What are your voting choices when voting on the ratification of the appointment of Ernst & Young LLP as independent auditors, and what vote is needed to ratify their appointment?

        In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, share owners may:

  (a)
  vote in favor of the ratification,

  (b)
  vote against the ratification, or

  (c)
  abstain from voting on the ratification.

        The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

        The Board recommends a vote FOR this proposal.

12.
What are the voting choices when voting on each share-owner proposal properly presented at the meeting, and what vote is needed to approve any of the share-owner proposals?

        A separate vote will be held on each of the seven share-owner proposals that is properly presented at the meeting. In voting on each of the proposals, share owners may:

  (a)
  vote in favor of the proposal,

  (b)
  vote against the proposal, or

  (c)
  abstain from voting on the proposal.

        In order to be approved, each share-owner proposal will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

        The Board recommends a vote FOR the share-owner proposal on the HIV/AIDS Pandemic Report and AGAINST each of the other six share-owner proposals.

13.
What if a share owner does not specify a choice for a matter when returning a proxy?

        Share owners should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees, FOR the proposal to ratify the appointment of Ernst & Young LLP, FOR the share-owner proposal on the HIV/AIDS Pandemic Report and AGAINST each of the other share-owner proposals.

14.
How are abstentions and broker non-votes counted?

        Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

15.
Does the Company have a policy about Directors' attendance at the Annual Meeting of Share Owners?

        The Company does not have a policy about Directors' attendance at the Annual Meeting of Share Owners. All of the Company's Directors, except one, attended the 2003 Annual Meeting of Share Owners.

16.    How are proxies solicited and what is the cost?

        We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for an estimated fee of $25,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Our Directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

ELECTION OF DIRECTORS

(Item 1)

Board of Directors

        In October of 2003, the Board of Directors amended the Company's By-Laws to provide for the annual election of Directors. Previously, the Directors were divided into three classes and the share owners elected approximately one-third of the members of the Board of Directors annually. This had been the Company's practice since 1945.

        The terms of Herbert A. Allen, Barry Diller, Robert L. Nardelli, James D. Robinson III and Peter V. Ueberroth will expire at the 2004 Annual Meeting. The terms of Donald R. Keough and J. Pedro Reinhard, who were appointed by the Board of Directors, also expire at the 2004 Annual Meeting. In addition, each of the other Directors has voluntarily agreed to stand for reelection at the meeting. The Board of Directors has nominated each of (i) Herbert A. Allen, Ronald W. Allen, Cathleen P. Black, Warren E. Buffett, Douglas N. Daft, Barry Diller, Susan Bennett King, Maria Elena Lagomasino, Donald F. McHenry, Robert L. Nardelli, Sam Nunn, James D. Robinson III, Peter V. Ueberroth and James B. Williams to stand for reelection and (ii) Donald R. Keough and J. Pedro Reinhard to stand for election at the meeting to hold office until our 2005 Annual Meeting and until his or her successor is elected and qualified. Mr. Daft has announced his intention to retire as Chairman and Chief Executive Officer at the end of 2004.

        We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.

        The Board of Directors recommends a vote FOR the election of Herbert A. Allen, Ronald W. Allen, Cathleen P. Black, Warren E. Buffett, Douglas N. Daft, Barry Diller, Donald R. Keough, Susan Bennett King, Maria Elena Lagomasino, Donald F. McHenry, Robert L. Nardelli, Sam Nunn, J. Pedro Reinhard, James D. Robinson III, Peter V. Ueberroth and James B. Williams.

HERBERT A. ALLEN                                            Director since 1982
                                                                                 Age 63

Mr. Allen is President and Chief Executive Officer and a Director of Allen & Company Incorporated, a privately held investment firm, and has held these positions for more than the past five years. Mr. Allen was a Managing Director of Allen & Company LLC, a privately held investment banking firm, from September 2002 to February 24, 2003. He is a Director of Convera Corporation.

RONALD W. ALLEN                                              Director since 1991
                                                                                  Age 62

Mr. Allen is a consultant to and Advisory Director of Delta Air Lines, Inc., a major U.S. air transportation company, and has held these positions since July 1997. He retired as Delta's Chairman of the Board, President and Chief Executive Officer in July 1997, and had been its Chairman of the Board and Chief Executive Officer since 1987. He is a Director of Aaron Rents, Inc.

CATHLEEN P. BLACK                                           Director since 1993
                                                                                   Age 59

Ms. Black is President, Hearst Magazines, a unit of The Hearst Corporation, a major media and communications company, and has held this position since November 1995. Ms. Black has been a Director of The Hearst Corporation since January 1996. From May 1991 to November 1995, she served as President and Chief Executive Officer of Newspaper Association of America, a newspaper industry organization. She served as a Director of the Company from April 1990 to May 1991, and was again elected as a Director in October 1993. Ms. Black is a Director of International Business Machines Corporation and iVillage.com.

WARREN E. BUFFETT                                      Director since 1989
                                                                              Age 73

Mr. Buffett is Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc., a diversified holding company, and has held these positions for more than the past five years. He is also a Director of The Washington Post Company.

DOUGLAS N. DAFT                                              Director since 1999
                                                                                 Age 60

Mr. Daft is Chairman of the Board and Chief Executive Officer of the Company, and has held these positions since February 2000. He served as President and Chief Operating Officer of the Company from December 1999 until February 2000. He previously served as Senior Vice President of the Company from 1991 until December 1999. Mr. Daft also served as President of the Middle and Far East Group which also included management responsibility for the Africa Group and the Schweppes Beverage Division from October 1999 until December 1999. Mr. Daft joined the Company in 1969, and has held various executive positions since 1984. Mr. Daft is also a Director of SunTrust Banks, Inc. and The McGraw-Hill Companies, Inc.

BARRY DILLER                                                     Director since 2002
                                                                                  Age 62

Mr. Diller is Chairman of the Board and Chief Executive Officer of InterActiveCorp, an interactive commerce company. He has held this position with InterActiveCorp or its predecessors since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. He is also a Director of The Washington Post Company.

DONALD R. KEOUGH                                       Director since 2004
                                                                              Age 77
Mr. Keough is Chairman of the Board of Allen & Company Incorporated, a privately held investment firm, and has held this position for more than the past five years. Mr. Keough retired as President, Chief Operating Officer and a Director of the Company in April 1993. He is also a Director of InterActiveCorp, Convera Corporation and Berkshire Hathaway Inc.

SUSAN BENNETT KING                                     Director since 1991
                                                                                Age 63

Ms. King is Chairman of the Board of The Leadership Initiative, Terry Sanford Institute of Public Policy, a support corporation of Duke University, charged with the establishment of undergraduate college leadership programs, and has held this position since September 2001. From September 1999 to September 2001, she served as President of The Leadership Initiative. From January 1995 until September 1999, she served as Leader in Residence, Hart Leadership Program, Terry Sanford Institute of Public Policy, Duke University. She was Senior Vice President — Corporate Affairs of Corning Incorporated from March 1992 through April 1994, and served as President of Corning's Steuben Glass division from 1987 to March 1992. She is a Director of Guidant Corporation.

MARIA ELENA LAGOMASINO                       Director since 2003
                                                                              Age 54

Ms. Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a unit of J.P. Morgan Chase. Prior to assuming this position in September 2001, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. Ms. Lagomasino is a Director of Avon Products, Inc.

DONALD F. McHENRY                                      Director since 1981
                                                                               Age 67

Mr. McHenry is Distinguished Professor in the Practice of Diplomacy and International Affairs at the School of Foreign Service, Georgetown University, and a principal owner and President of The IRC Group, LLC, a Washington, D.C. consulting firm. He has held these positions for more than the past five years. He is a Director of AT&T Corporation, FleetBoston Financial Corporation, GlaxoSmithKline plc and International Paper Company.

ROBERT L. NARDELLI                                      Director since 2002
                                                                               Age 55

Mr. Nardelli is Chairman of the Board, President and Chief Executive Officer of The Home Depot, Inc., a major home improvement retailer, a position he has held since December 2000. From 1995 to December 2000, he served as President and Chief Executive Officer of GE Power Systems.

SAM NUNN                                                       Director since 1997
                                                                            Age 65

Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, a position he has held since 2001. The Nuclear Threat Initiative is a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. Mr. Nunn was a partner in the law firm of King & Spalding from 1997 to December 31, 2003. He served as a member of the United States Senate from 1972 through 1996. He is a Director of ChevronTexaco Corporation, Dell Inc., General Electric Company, Internet Security Systems, Inc. and Scientific-Atlanta, Inc.

J. PEDRO REINHARD                                    Director since 2003
                                                                          Age 58

Mr. Reinhard is Executive Vice President and Chief Financial Officer of The Dow Chemical Company, a specialty chemical company, a position he has held for more than the past five years. He is a Director of The Dow Chemical Company, Dow Corning Corporation, Royal Bank of Canada and Sigma-Aldrich Corporation.

JAMES D. ROBINSON III                                   Director since 1975
                                                                               Age 68

Mr. Robinson is co-founder and General Partner of RRE Ventures and Chairman of RRE Investors, LLC, private information technology venture firms and has held these positions since 1994. He is also President of JD Robinson, Inc., a strategic advisory firm. Mr. Robinson previously served as non-executive Chairman of Violy, Byorum & Partners Holdings, LLC from 1996 to 2003. He previously served as Chairman and Chief Executive Officer of American Express Company from 1977 to 1993. Mr. Robinson is a Director of Bristol-Myers Squibb Company, First Data Corporation and Novell, Inc.

PETER V. UEBERROTH                                     Director since 1986
                                                                               Age 66

Mr. Ueberroth is an investor and Chairman of the Contrarian Group, Inc., a business management company, and has held this position since 1989. He is also Co-Chairman of Pebble Beach Company. He is Chairman of Ambassadors International, Inc. and is a Director of Hilton Hotels Corporation and McLeodUSA Incorporated.

JAMES B. WILLIAMS                                            Director since 1979
                                                                                  Age 70

Mr. Williams retired in March 1998 as Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, which positions he had held for more than five years. He continues to serve as a Director and Chairman of the Executive Committee of SunTrust Banks, Inc. and is also a Director of Genuine Parts Company, Georgia-Pacific Corporation, Marine Products Corporation, Rollins, Inc. and RPC, Inc.

Ownership of Equity Securities in the Company

        The following table sets forth information regarding beneficial ownership of Common Stock by each Director, each individual named in the Summary Compensation Table on page 30, and our Directors and executive officers as a group, all as of February 23, 2004.

Name	Aggregate Number of Shares Beneficially Owned		Percent of Outstanding Shares[23]
Herbert A. Allen	8,634,847	[1]	*
Ronald W. Allen	20,733	[2]	*
Cathleen P. Black	28,906	[3]	*
Warren E. Buffett	200,017,687	[4]	8.16%
Barry Diller	5,737	[5]	*
Donald R. Keough	5,137,000	[6]	*
Susan Bennett King	21,456	[7]	*
Maria Elena Lagomasino	2,469	[8]	*
Donald F. McHenry	36,951	[9]	*
Robert L. Nardelli	5,737	[10]	*
Sam Nunn	15,069	[11]	*
J. Pedro Reinhard	2,010	[12]	*
James D. Robinson III	26,992	[13]	*
Peter V. Ueberroth	102,766	[14]	*
James B. Williams	104,770,235	[15]	4.27%
Douglas N. Daft	3,721,882	[16]	*
Steven J. Heyer	1,070,508	[17]	*
Alexander R.C. (Sandy) Allan	571,683	[18]	*
Gary P. Fayard	511,033	[19]	*
Mary E. Minnick	410,982	[20]	*
Brian G. Dyson	1,393,841	[21]	*
All Directors and Executive Officers as a Group (29 Persons)	328,083,559	[22]	13.38%

        * Less than 1% of issued and outstanding shares of Company Common Stock.

        1 Includes 2,347,920 shares held by Allen & Company Incorporated ("ACI") and 9,765 share units accrued under the Deferred Compensation Plan for Non-Employee Directors. Also includes 10,400 shares held by Allen Capital International L.P., 13,340 shares held by Allen Capital L.P. and 253,422 shares held by Allen Capital II, L.P., each of which is an affiliate of ACI's parent company; Mr. Allen exercises no investment discretion or control over and has disclaimed beneficial ownership of such shares.

        2 Includes 2,000 shares held by Mr. Allen's wife; Mr. Allen has disclaimed beneficial ownership of such shares. Also includes 8,733 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        3 Includes 10,200 shares jointly held with Ms. Black's husband. Also includes 18,706 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        4 Includes 200,000,000 shares held indirectly through subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 31% by Mr. Buffett and three trusts of which he is a trustee but in which he has no beneficial interest and 2.2% by his wife. Also includes 17,687 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        5 Includes 4,737 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        6 Includes 6,000 shares held by a trust of which a management company in which Mr. Keough owns a 49% interest is the trustee. Also includes 131,000 shares held by a foundation of which he is one of eight trustees. Mr. Keough disclaims beneficial ownership of these 137,000 shares.

        7 Includes 700 shares held by Ms. King's husband. Also includes 8,756 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        8 Includes 1,219 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        9 Includes 442 shares held by Mr. McHenry's grandchildren. Also includes 11,118 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        10 Includes 1,000 shares held by Mr. Nardelli's wife and 4,737 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        11 Includes 14,069 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        12 Includes 810 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        13 Includes 14,992 share units accrued under the Deferred Compensation Plan for Non-Employee Directors. Does not include 4,402,880 shares held by three trusts of which Mr. Robinson is a beneficiary.

        14 Includes 22,000 shares held by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 10,000 shares held by his wife, 8,000 shares held by a foundation of which he is one of six Directors and 12,000 shares held by an investment trust for his children. Also includes 29,766 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        15 Includes 88,899,390 shares held by four foundations of which Mr. Williams is, in all cases, one of five trustees, and 15,786,700 shares held by a foundation of which he is one of three trustees. Also includes 34,145 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

        16 Includes 353,801 shares held jointly with Mr. Daft's wife, 7,965 shares credited to his accounts under The Coca-Cola Company Thrift & Investment Plan, 700,000 shares which are subject to transfer restrictions, 1,000,000 shares which are subject to performance criteria, 7,301 share units accrued under The Coca-Cola Export Corporation International Thrift Plan and 14,190 share units accrued under The Coca-Cola Company Supplemental Benefit Plan. Also includes 59,025 shares held by a foundation of which his wife is sole trustee and 32,600 shares held by a trust of which his wife is sole trustee; Mr. Daft has disclaimed beneficial ownership of such shares. Also includes 1,547,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        17 Includes 344 shares credited to Mr. Heyer's accounts under The Coca-Cola Company Thrift & Investment Plan, 175,000 shares which are subject to performance criteria, 782 share units credited to his account under The Coca-Cola Company Deferred Compensation Plan and 3,132 share units credited to his account under The Coca-Cola Company Supplemental Benefit Plan. Also includes 886,250 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        18 Includes 5,283 share units credited to Mr. Allan's account under The Coca-Cola Export Corporation International Thrift Plan and 100,000 shares which are subject to performance criteria. Also includes 456,400 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        19 Includes 3,337 shares credited to Mr. Fayard's accounts under The Coca-Cola Company Thrift & Investment Plan, 75,000 shares which are subject to performance criteria and 2,318 share units credited to his account under The Coca-Cola Company Supplemental Benefit Plan. Also includes 407,250 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        20 Includes 16,551 shares credited to Ms. Minnick's accounts under The Coca-Cola Company Thrift & Investment Plan, 100,000 shares which are subject to performance criteria, and 2,621 share units credited to her account under The Coca-Cola Company Supplemental Benefit Plan. Also includes 269,365 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        21 Information is as of August 1, 2003, the date of Mr. Dyson's retirement from the Company. Includes 411,500 shares held by a family limited partnership of which he is a general partner and a family trust of which his wife is trustee, and 14,497 shares held by a foundation of which he is the sole trustee. Also includes 900,000 shares which may be acquired upon the exercise of options which are presently exercisable. Mr. Dyson has no unvested options.

        22 Includes 179,240 share units accrued under the Deferred Compensation Plan for Non-Employee Directors, 780,000 shares which are subject to transfer restrictions, 1,627,720 shares which are subject to performance criteria, 5,669,647 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004, 49,431 shares credited to accounts under The Coca-Cola Company Thrift & Investment Plan, 1,375 share units credited to accounts under The Coca-Cola Company Deferred Compensation Plan, 13,283 share units credited to accounts under The Coca-Cola Export Corporation International Thrift Plan and 29,917 share units credited to accounts under The Coca-Cola Company Supplemental Benefit Plan.

        23 Share units accrued under the Deferred Compensation Plan for Non-Employee Directors, The Coca-Cola Company Deferred Compensation Plan, The Coca-Cola Export Corporation International Thrift Plan and The Coca-Cola Company Supplemental Benefit Plan are not counted as outstanding shares in calculating these percentages.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers, Directors and certain persons who own more than ten percent of the Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and related regulations:

  •
  to file reports of their ownership of Common Stock with the SEC and the New York Stock Exchange (the "Exchange"), and

  •
  to furnish us with copies of the reports.

        We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, except as set forth below, we believe that all required Section 16(a) reports were timely filed in 2003. J. Pedro Reinhard filed a Form 4 on November 10, 2003 which included the late reporting of his purchase of 1,200 shares of Company Common Stock on October 30, 2003.

Principal Share Owners

        Set forth in the table below is information as of December 31, 2003 about persons we know to be the beneficial owners of more than five percent of the issued and outstanding Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of December 31, 2003
Berkshire Hathaway Inc.[1] 1440 Kiewit Plaza Omaha, Nebraska 68131	200,000,000	8.19%
SunTrust Banks, Inc.[2] 303 Peachtree Street Atlanta, Georgia 30308	124,141,589	5.08%

        1 Berkshire Hathaway Inc. ("Berkshire Hathaway"), a diversified holding company, has informed the Company that, as of December 31, 2003, certain of its subsidiaries held an aggregate of 200,000,000 shares of Common Stock. The capital stock of Berkshire Hathaway is beneficially owned 31% by Warren E. Buffett, one of our Directors, and three trusts of which he is a trustee but in which he has no beneficial interest and 2.2% by his wife. These 200,000,000 shares of Company stock are included in the share ownership of Mr. Buffett disclosed in the table of beneficial ownership of securities above.

        2 SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed the Company that, as of December 31, 2003, certain subsidiaries of SunTrust held either individually or in various fiduciary and agency capacities an aggregate of 124,141,589 shares of Common Stock, of which 75,875,093 shares, or 3.1% of the Common Stock, are held in various fiduciary and agency capacities as to which SunTrust and certain of its subsidiaries may be deemed beneficial owners, but as to which SunTrust and such subsidiaries disclaim any beneficial interest. SunTrust Bank owns individually 25,373,952 shares of Common Stock and SunTrust Bank Holding Company owns individually 22,892,544 shares of Common Stock as to which SunTrust may be deemed a beneficial owner. Of the shares held in fiduciary or agency capacities, such subsidiaries of SunTrust have sole voting power with respect to 70,913,972 shares, shared voting power with respect to 2,530,672 shares, sole investment power with respect to 44,285,598 shares and shared investment power with respect to 24,580,405 shares. As to the shares described above, SunTrust has further informed the Company that 75,840,568 of such shares, or 3.1% of the Common Stock, are held in various fiduciary and agency capacities by SunTrust Bank, which is a direct subsidiary of SunTrust Bank Holding Company and an indirect subsidiary of SunTrust.

Information about the Board and Corporate Governance

        The Board is elected by the share owners to oversee their interest in the long-term health and the overall success of the business and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the share owners. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

        The Board has made meaningful changes to its Corporate Governance policies in the past year. In October 2003, the Board amended the Company's By-Laws to provide that all Directors must stand for election every year. In February 2004, the Board revised the Company's retirement policy for Directors. The change requires Directors who reach the age of 74 to submit a letter of resignation to the Board to be effective upon acceptance by the Board. These letters of resignation will be reviewed and considered by the Board at the time of their submission and annually thereafter. Previously, Directors were not permitted to stand for election once they reached age 74. The Committee on Directors and Corporate Governance periodically reviews and assesses the Company's Corporate Governance policies.

        The Chairman of the Committee on Directors and Corporate Governance presides at all meetings of non-management Directors. These meetings include the evaluation of the Chief Executive Officer. The Committee on Directors and Corporate Governance heads up the Board's vigorous process of Board and Committee evaluation and carefully examines the performance and qualifications of each incumbent Director before recommending him or her to the Board for renomination.

  Independence Determination

        No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the Exchange and other governing laws and regulations.

        In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company. As a result of its annual review, the Board has determined that all of the Directors, with the exception of Herbert A. Allen, Douglas N. Daft, Donald R. Keough and Donald F. McHenry, are independent. The independent Directors are identified by an asterisk on the next table. Even though they are not independent, Messrs. Allen, Daft and McHenry have contributed greatly to the Board and the Company through their wealth of experience, expertise and judgment. Mr. Keough, although just beginning his current period as a Director, brings more than 50 years of expertise and knowledge of the food and beverage industry and the Coca-Cola system.

        Mr. Allen is not considered independent because of his significant indirect interest in Allen & Company LLC ("ACL") of which his son is President. The Company has paid fees to ACL or its predecessors in connection with investment advisory services during the past three years. Mr. Daft is not independent because he is the Chief Executive Officer of the Company. Mr. Keough is also not considered independent because of his relationship with ACL and his previous receipt of consulting fees from the Company. Mr. McHenry will not be considered independent in November 2004 because he formerly provided consulting services to the Company, through the IRC Group, LLC ("IRC"). Payments to IRC in 2002 and 2001 exceeded $100,000. Mr. McHenry requested that the consulting arrangement with the Company be terminated in 2002. Mr. McHenry is a principal owner and President of IRC.

  The Board and Board Committees

        In 2003, the Board of Directors held five meetings and Committees of the Board of Directors held a total of 30 meetings. Overall attendance at such meetings was 94%. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he/she served during 2003.

        The Board of Directors has an Audit Committee, a Compensation Committee, a Committee on Directors and Corporate Governance, an Executive Committee, a Finance Committee and a Public Issues and Diversity Revenue Committee. The Board of Directors has adopted a written charter for each of these Committees. The full text of each charter and the Company's Corporate Governance Guidelines are available on the Company's website located at www.coca-cola.com. Additionally, a copy of the Audit Committee Charter is attached as Appendix I hereto. The Board has established a Management Development Committee which first met formally in 2004.

        The following table describes the current members of each of the Committees and the number of meetings held during 2003. The current members of the Management Development Committee are set forth on page 21.

	AUDIT	COMPENSATION	DIRECTORS AND CORPORATE GOVERNANCE	EXECUTIVE	FINANCE	PUBLIC ISSUES AND DIVERSITY REVIEW

Herbert A. Allen				X	X
Ronald W. Allen*	X					X
Cathleen P. Black*	X	Chair
Warren E. Buffett*	X			X	X
Douglas N. Daft				Chair
Barry Diller*			X	X	X
Donald R. Keough
Susan Bennett King*		X	X
Maria Elena Lagomasino*		X	X
Donald F. McHenry						Chair
Robert L. Nardelli*	X	X
Sam Nunn*				X	X	X
J. Pedro Reinhard*	X
James D. Robinson III*			Chair			X
Peter V. Ueberroth*	Chair	X
James B. Williams*				X	Chair

Number of Meetings	9	7	5	0	5	4

*  Independent Directors.

  The Audit Committee

        Under the terms of its charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, the Company's compliance with legal and regulatory requirements and its ethics program, the independent auditors' qualifications and independence, the performance of the Company's internal audit function and the performance of its independent auditors. In fulfilling its duties, the Audit Committee, among other things, shall:

  •
  have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

  •
  review with management and the independent auditors, the interim financial statements and the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company's Quarterly Reports on Form 10-Q;

  •
  review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report) including (a) their judgment about the quality, not just acceptability, of the Company's accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the clarity of the disclosures in the financial statements; and (c) the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies;

  •
  review and discuss with management, the internal auditors and the independent auditors the Company's policies with respect to risk assessment and risk management;

  •
  review and discuss with management, the internal auditors and the independent auditors the Company's internal controls, the results of the internal audit program, and the Company's disclosure controls and procedures and quarterly assessment of such controls and procedures;

  •
  establish procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and

  •
  review and discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs.

        Each member of the Audit Committee meets the independence requirements of the Exchange, the 1934 Act and the Company's Corporate Governance Guidelines. Each member of our Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The "audit committee financial expert" designated by our Board is J. Pedro Reinhard, Executive Vice President and Chief Financial Officer of The Dow Chemical Company.

  The Compensation Committee

        Under the terms of its charter, the Compensation Committee has overall responsibility for evaluating and approving the officer compensation plans, policies and programs of the Company. In fulfilling its duties, the Compensation Committee, among other things, shall:

  •
  review and approve all corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

  •
  evaluate the performance of the Chief Executive Officer and other elected officers in light of approved corporate goals, performance goals and objectives;

  •
  review and approve compensation of the Chief Executive Officer and other elected officers based on the evaluation of such officers;

  •
  review and approve any employment agreements, severance agreements or arrangements, change in control agreements/provisions, and any special or supplemental benefits for each officer of the Company;

  •
  approve, disapprove, modify or amend all non-equity plans designed and intended to provide compensation primarily for officers;

  •
  make recommendations to the Board regarding adoption of equity plans; and

  •
  administer, modify or amend the stock option plans and restricted stock plans.

        Each member of the Compensation Committee meets the independence requirements of the Exchange and the Company's Corporate Governance Guidelines.

  The Committee on Directors and Corporate Governance

        Under the terms of its charter, the Committee on Directors and Corporate Governance is responsible for considering and making recommendations concerning the function and needs of the Board, and review and development of corporate governance guidelines. In fulfilling its duties, the Committee on Directors and Corporate Governance, among other things, shall:

  •
  identify individuals qualified to be Board members consistent with criteria established by the Board;

  •
  recommend to the Board nominees for the next annual meeting of share owners;

  •
  evaluate individuals suggested by share owners;

  •
  oversee the evaluation of the Board and management;

  •
  consider issues involving related party transactions with Directors and similar issues; and

  •
  review and recommend all matters pertaining to fees and retainers paid to Directors.

        The Chairman of the Committee on Directors and Corporate Governance presides at all meetings of non-management Directors, including the meeting in which the Chief Executive Officer's performance is evaluated.

        The Committee on Directors and Corporate Governance will consider recommendations for directorships submitted by share owners. Share owners who wish the Committee on Directors and Corporate Governance to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Committee on Directors and Corporate Governance in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. Recommendations by share owners that are made in accordance with these procedures will receive the same consideration given to nominees of the Committee on Directors and Corporate Governance.

        In its assessment of each potential candidate, the Committee on Directors and Corporate Governance will review the nominee's judgment, experience, independence, understanding of the Company's or other related industries and such other factors the Committee on Directors and Corporate Governance determines are pertinent in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors in evaluating candidates for Board membership. The Committee on Directors and Corporate Governance will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities.

        Nominees may be suggested by Directors, members of management, share owners or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board of Directors the Committee on Directors and Corporate Governance considers, in addition to the requirements set out in the Company's Corporate Governance Guidelines and the Committee on Directors and Corporate Governance's charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.

        The Committee on Directors and Corporate Governance sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for Director.

        Mr. Keough and Mr. Reinhard are the only nominees for Director proposed to be elected for the first time at the Annual Meeting. Mr. Keough's name was first suggested by the Chief Executive Officer. Mr. Reinhard's name was first suggested by a non-management Director.

        Each member of the Committee on Directors meets the independence requirements of the Exchange, the 1934 Act and the Company's Corporate Governance Guidelines.

  The Finance Committee

        Under the terms of its charter, the Finance Committee is appointed to assist the Board in discharging its responsibilities relating to oversight of the Company's financial affairs. In fulfilling its duties, the Finance Committee, among other things, shall:

  •
  formulate and recommend for approval to the Board of Directors the financial policies of the Company;

  •
  maintain oversight of the budget and financial operations of the Company;

  •
  review and recommend capital expenditures;

  •
  evaluate the performance of and returns on approved capital expenditures; and

  •
  recommend dividend policy to the Board.

  The Public Issues and Diversity Review Committee

        Under the terms of its charter, the Public Issues and Diversity Review Committee aids the Board in discharging its responsibilities relating to public issues and diversity. In fulfilling its duties, the Public Issues and Diversity Review Committee, among other things, shall:

  •
  review the Company's policy and practice relating to significant public issues of concern to share owners, the Company, the business community and the general public;

  •
  monitor the Company's progress towards its diversity goals, compliance with its responsibilities as an equal opportunity employer and compliance with any legal obligation arising out of employment discrimination class action litigation; and

  •
  review and recommend the Board of Directors' position on share-owner proposals in the annual proxy statement.

  The Executive Committee

        The Executive Committee has the authority to exercise the power and authority of the Board of Directors between meetings, except the powers reserved for the Board of Directors or the share owners by the Delaware General Corporation Law.

  The Management Development Committee

        In December 2003, the Board of Directors created the Management Development Committee, which formalized an informal process relating to management development. The informal committee met four times in 2003.

        The Management Development Committee is responsible for succession planning and oversight of talent development for senior positions. Its current members are James B. Williams, Chairman, Herbert A. Allen, Barry Diller, Donald R. Keough and James D. Robinson III.

  Director Fees

        Officers who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. During 2003, non-management Directors received an annual retainer fee of $125,000, of which $50,000 was paid in cash and $75,000 accrued in share units to the account of each Director under the Deferred Compensation Plan for Non-Employee Directors (the "Director Deferred Compensation Plan"). During 2003, non-management Directors also received a $1,000 fee for each Board or Committee meeting attended and, where applicable, a $3,000 committee chairman fee. Effective in the fourth quarter of 2003, the committee chairman fee for the chairman of the Audit Committee was increased to $25,000. The Company also provides a modest amount of its products to Directors.

        In addition to the required deferral of a portion of Director compensation into share units (as noted above), the Director Deferred Compensation Plan provides that non-management Directors may elect to defer receipt of all or part of the $50,000 cash portion of the retainer fee until date(s) no earlier than the year following the year in which they leave the Board of Directors. Under this plan, cash retainer fees may be deferred in share units or cash. Cash deferrals are credited with interest at the prime lending rate of

SunTrust Bank. Share units accrue phantom dividends and appreciate (or depreciate) as would an actual share of Common Stock purchased on the deferral date. After service as a Director terminates, both cash deferrals and share unit deferrals will be paid in cash.

        In addition, the Company provides insurance benefits to members of the Board of Directors who are not employees, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on Company business. The Company also provides medical and dental coverage. Costs for all these benefits for 2003 totaled $30,359.

Certain Transactions and Relationships

  SunTrust

        SunTrust, a significant share owner of the Company, engages in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms, for which we paid fees totaling approximately $578,000 in 2003. SunTrust Bank, an indirect subsidiary of SunTrust, has extended a $100 million 364-day line of credit, an approximate $16.3 million letter of credit and a $13.9 million letter of credit, subsequently reduced to approximately $12 million in September 2003, to the Company or a subsidiary for which we paid fees totaling approximately $147,000 in 2003. In 2003, the Company also paid SunTrust Bank $1.75 million with respect to certain contracts sold to SunTrust Bank by certain vendors of the Company. The Company expects to pay approximately $2.75 million pursuant to these contracts in 2004. The Company has also guaranteed an obligation in the original principal amount of $45 million to SunTrust Bank on behalf of a third party. SunTrust leases office space in a building owned by one of our subsidiaries and located at 711 Fifth Avenue, New York, New York. In 2003, our subsidiary was paid approximately $367,000 and it is expected that it will be paid a similar amount in 2004 under the terms of the current lease. In the opinion of management, the terms of such banking and credit arrangements and lease are fair and reasonable and as favorable to the Company and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution.

  Warren E. Buffett

        Warren E. Buffett, one of our Directors, is Chairman of the Board, Chief Executive Officer and the major share owner of Berkshire Hathaway. Berkshire Hathaway is a significant share owner of the Company. McLane Company ("McLane") is a wholly owned subsidiary of Berkshire Hathaway. In 2003, McLane made payments totalling approximately $103.9 million to the Company to purchase fountain syrup and other products in the ordinary course of business. Also in 2003, McLane received from the Company approximately $11 million in agency commissions relating to the sale of the Company's products to customers, and approximately $231,000 in freight cost associated with the transport of syrup, each in the ordinary course of business. McLane also received from the Company approximately $397,000 for advertising and marketing payments and other fees in the ordinary course of business. This business relationship was in place prior to Berkshire Hathaway's acquisition of McLane in 2003 and is on terms similar to the Company's relationships with other customers.

        International Dairy Queen, Inc. ("IDQ") is a wholly owned subsidiary of Berkshire Hathaway. In 2003, IDQ and its subsidiaries made payments totaling approximately $2.2 million to the Company directly and through bottlers and other agents to purchase fountain syrup and other products in the ordinary course of business. Also in 2003, IDQ and its subsidiaries received promotional and marketing incentives for corporate and franchised stores totaling approximately $688,000 from the Company and its subsidiaries in the ordinary course of business. This business relationship was in place for many years prior to Berkshire Hathaway's acquisition of IDQ and is on terms substantially similar to the Company's relationships with other customers.

        FlightSafety International, Inc. ("FlightSafety") is also a wholly owned subsidiary of Berkshire Hathaway. In 2002, the Company entered into a four-year agreement with FlightSafety to provide pilot, flight attendant and mechanic training services to the Company. In 2003, the Company paid FlightSafety approximately $579,000 for providing these services to the Company in the ordinary course of business. NetJets Inc. is a wholly owned subsidiary of Berkshire Hathaway. In 2003, the Company paid NetJets Inc. approximately $54,000 for management fees and approximately $46,000 for other services in the ordinary course of business associated with its use of an aircraft leased from Chatham International Corporation. Berkshire Hathaway holds a significant equity interest in Moody's Corporation, to which the Company paid fees totaling approximately $142,000 in 2003 for rating our commercial paper programs and other services in the ordinary course of business. Berkshire Hathaway holds a significant equity interest in The FINOVA Group, Inc. In 2003, one of our subsidiaries paid approximately $137,000 to The FINOVA Group, Inc. for the lease of coolers in the ordinary course of business. The original lease was entered into prior to Berkshire Hathaway's acquisition of its interest in The FINOVA Group, Inc. In the opinion of management, the terms of the flight training services contract and the lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

        Berkshire Hathaway also holds a significant equity interest in The Washington Post Company. In 2003, the Company paid approximately $400,000 to The Washington Post Company for advertising fees in the ordinary course of business. Berkshire Hathaway also holds a significant equity interest in American Express Company ("American Express"). In 2003, the Company paid fees for credit card memberships, business travel and other services in the ordinary course of business to American Express or its subsidiaries. Additionally in 2003, American Express and its subsidiaries made payments totaling approximately $104,000 to the Company to purchase fountain syrup in the ordinary course of business. XTRA Corporation is a wholly owned subsidiary of Berkshire Hathaway. In 2003, the Company paid approximately $129,000 to XTRA Corporation for equipment leases of trailers used to transport syrup in the ordinary course of business. In the opinion of management, the terms of the lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

  Herbert A. Allen

        Herbert A. Allen, one of our Directors, is President and Chief Executive Officer and a Director of Allen & Company Incorporated ("ACI") and a principal share owner of

ACI's parent. ACI is indirectly a principal equity holder of Allen & Company LLC ("ACL"). Mr. Allen's son is President of ACL. ACI has leased and subleased office space since 1977 in a building owned by one of our subsidiaries and located at 711 Fifth Avenue, New York, New York. In 2003, ACI paid approximately $4.3 million for office space under the current lease, which included hold-over charges for temporary office space in the building. Since the temporary space was surrendered in 2003, we expect that ACI will pay a lesser amount in 2004. In 2003, we paid ACL fees totaling approximately $1.0 million for services as a financial advisor in connection with a potential transaction. ACL may provide financial advisory services to the Company in 2004. In the opinion of management, the terms of the lease, as modified, and the terms of the financial advisory services arrangement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

  Donald R. Keough

        Donald R. Keough, one of our Directors, is Chairman of the Board of ACI and his son is a Managing Director of ACL. The Company's transactions with ACI and its affiliates are described above.

  Sam Nunn

        Sam Nunn, one of our Directors, retired from the law firm of King & Spalding LLP on December 31, 2003. King & Spalding LLP, among numerous other law firms in the U.S. and abroad, provided legal services to the Company and its subsidiaries in 2003. In 2003, we paid King & Spalding LLP fees totaling approximately $13.8 million for legal services, which represent less than 5% of King & Spalding LLP's gross revenues for 2003. We expect that King & Spalding LLP will provide services to the Company and its subsidiaries in 2004. Mr. Nunn did not personally provide any legal services to the Company.

  Brian G. Dyson

        Brian G. Dyson, Vice Chairman of the Company until July 31, 2003, is the sole owner of Chatham International Corporation ("Chatham"). Until July 31, 2003, in conjunction with Mr. Dyson's employment contract, the Company leased from Chatham its fractional ownership interest in a jet. In connection with the agreement, the Company also paid the fees associated with the management of the jet. All amounts paid to Chatham through the termination of the lease on July 31, 2003, are included in the Summary Compensation Table under the column Other Annual Compensation for Mr. Dyson. In the opinion of management, the terms of the lease were fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

        See "Information about the Board and Corporate Governance" on pages 16 through 22 and "Compensation Committee Interlocks and Insider Participation" on page 45.

Report of the Compensation Committee
of the Board of Directors of The Coca-Cola Company
on Executive Compensation

        This is the Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company (the "Committee") on compensation policies for executive officers and the Chief Executive Officer of the Company.

        We believe that executive compensation policies and practices at the Company should be consistent with and linked to the Company's strategic business objectives and the creation of share-owner value.

        Within that framework, we undertake to compensate executives based on performance, at a level competitive with the market, in a manner that would attract and retain strong talent and with an emphasis on equity. Our goal is to be consistent with our philosophy, competitive with the market, and transparent in our thinking and our actions with respect to compensation for Company executives.

        With the help of an independent consultant, Towers Perrin, we completed this year a comprehensive review of executive compensation programs at the Company. The following discussion reflects our conclusions.

Background

        The executive compensation programs of The Coca-Cola Company are designed to serve the Company's broader strategic goals of profitable growth and the creation of long-term share-owner value. The programs are designed to meet the following objectives:

        Performance and Accountability.    Our programs are fundamentally pay-for-performance programs. The rewards earned and delivered through the Company's executive compensation plans are directly linked to the desired performance for the Company and its operating units. Individual performance and contributions are considered at the time awards are delivered. Measures selected align rewards with both top and bottom line growth goals and share-owner interests.

        Competitiveness.    We assess competitiveness using a peer group of global companies. These companies include large companies in the consumer goods/services sector, companies with broad global scale and scope, companies with significant brand equity and companies that are recognized for best practices or with whom the Company competes for talent. The companies selected for comparison of total compensation differ from those included in the Performance Graph because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared. We emphasize and assess total compensation opportunities, both short and long term, while at the same time focusing attention on the competitiveness of each component of compensation.

        Management Development.    To support the Board of Directors in fulfilling its responsibility to identify future leaders of the Company, we structure compensation opportunities to attract and retain those individuals who can maximize the creation of share-owner wealth.

        Equity Orientation.    Equity-based plans comprise the major part of the total compensation package to instill ownership thinking and to link compensation to corporate performance and share-owner interests. Consistent with this philosophy, the Company has established stock ownership guidelines which require executives to own appropriate levels of Company stock. The Chief Executive Officer monitors compliance with these guidelines.

        These principles are not mechanical, but rather inform the Committee's judgment. We have the flexibility to target individual components of pay at higher or lower levels on an individual basis, depending on the executive's experience, the criticality of the position, individual performance, potential for advancement, years of service in level/position and other considerations.

        Actual bonus payouts, actual value received from long-term incentive awards and actual overall compensation levels will vary from the targeted levels based on corporate, business unit and individual performance, and overall Company stock price.

        The overall mix of pay components is monitored and compared to peer company practices to ensure appropriate pay leverage is maintained in the overall compensation package, and in equity-based incentives which emphasize long-term share-owner value creation.

Components of Executive Compensation

        The basic components of executive compensation are:

  •
  Annual Cash Compensation, including base salary and annual incentive plans; and

  •
  Long-Term Incentive Compensation, including stock options and performance share units resulting in future awards of restricted stock if certain thresholds are met.

  Annual Cash Compensation

        Base Salary.    The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market for global talent.

        Executives' salary increases do not follow a preset schedule or formula; however, the following will be considered when determining appropriate salary levels and increases:

  •
  The individual's current and sustained performance results and the methods utilized to achieve such results; and

  •
  Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as quality, acquisitions, environmental efforts or product development) and managerial performance (such as diversity management, succession planning and social responsibility).

        We exercise discretion in making salary decisions taking into account, among other things, each individual's performance and the Company's overall performance. With regard to individual performance, we rely to a large extent on the Chief Executive Officer's evaluations of individual executive officer's performance.

        Annual Incentives.    The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of annual business and operating objectives. Annual incentive funding will reflect overall Company performance and operating group and division performance, where appropriate. Actual incentive awards reflect achievement of individual performance goals and contributions to business unit and Company results. Annual incentive awards vary within a range of 0% to approximately 200% of targeted award amounts.

  Long-Term Incentive Compensation

        Long-term incentives comprise the largest portion of the total compensation package for executives. There are two forms of long-term incentives normally used for executives: stock options and performance share units. In any given year, executives will generally receive awards from one or both of these two programs to effectively align awards with long-term Company performance and stock price growth.

        Grant levels will be determined for each executive based on individual performance and potential, history of past grants, time in current job and level of, or significant changes in, responsibility.

  •
  Stock Options.    The purpose of stock options is to provide equity compensation whose value is directly related to the creation of share-owner value and the increase in Company stock price. Stock options provide executives a vehicle to increase equity ownership and share in the appreciation of the value of Company stock.

  •
  Performance Share Units.    Performance Share Unit awards are promises to grant restricted stock at a future date based upon the Company achieving pre-determined long-term performance goals. Awards of Performance Share Units provide equity compensation whose value is at-risk and based on the achievement of sustained performance of Company goals and the enhancement of share-owner value over time. They also serve to help retain key executive talent over the long term.

        Grant size under both these plans varies based on individual performance, contribution and potential. Adjustments are made within the framework of the Company's long-term incentive grant guidelines.

        The ultimate value delivered from long-term incentive awards will vary directly with changes in share-owner returns and stock price appreciation.

        Approximately 7,600 employees received option awards in 2003. The named executive officers received option awards for 354,375 shares in 2003, or 1.5% of options awarded.

        Approximately 56 executives received Performance Share Units in 2003. The named executive officers received Performance Share Unit awards for 148,245 shares in 2003, or 19.9% of Performance Share Units awarded.

Additional Information

        Benefits.    Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits offered to executive officers are those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

        Tax Compliance Policy.    A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the four other executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, compensation may be excluded from the $1 million limit. However, we have not designed compensation programs solely for tax purposes.

        Share owners approved the Executive and Long-Term Performance Incentive Plan in 2003, in the form of a single plan allowing for separate short- and long-term awards, as required to maintain the deductibility of compensation paid pursuant to such plans. The Company's Stock Option Plans and certain awards under the 1989 Restricted Stock Plan meet the conditions necessary for deductibility. However, we will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of share owners in rewarding performance which increases the value of the Company.

Compensation for the Chairman and Chief Executive Officer

        Mr. Daft led the Company through considerable progress over the past year in achieving goals set when he was named Chairman. Specifically, he has helped to restore key bottler, regulatory and customer relationships, expanded the Company's family of beverages, championed the world's most admired brand and positioned the Company for its next stage of growth. A strong focus on marketing and innovation, customer relationships, bottler alignment and organizational efficiency have increased the Company's capability to execute and deliver. At the same time, Mr. Daft has continued to emphasize the Company's values — integrity, quality, accountability, diversity and people management. Strengthening the Company's relationships with the consumers it touches, the communities in which it works, and the environment in which we all live continue to be objectives Mr. Daft is driving. The Board is pleased with Mr. Daft's leadership since he became Chairman and given his upcoming retirement, will work closely with him to effect a smooth succession.

        The Compensation Committee, together with the full Board, have evaluated Mr. Daft's performance in 2003 and compensated him as follows:

  Annual Cash Compensation

        Base Salary.    At Mr. Daft's request we again took no action on his base salary. Accordingly, annual base salary for Mr. Daft remained at $1.5 million and has not increased since August 1, 2000.

        Annual Incentive.    We awarded Mr. Daft an annual incentive of $4,000,000. This award reflects our opinion of his achievement of financial goals set for him by us and the performance noted above.

  Long-Term Incentive Compensation

        Equity Awards.    In light of Mr. Daft's decision to retire, the Compensation Committee did not grant equity awards either of stock options or Performance Share Units for the 2004-2006 Performance Period.

        Long-Term Cash Incentives.    Mr. Daft did not earn an award for the performance period ended December 31, 2003. Actual economic profit and average operating profit margin for the three-year period fell below the minimum of the range; therefore no payout was awarded to any plan participant.

Summary

        We believe the executive compensation policies and programs described in this report serve the interests of the share owners and the Company. Pay delivered to executives is aligned with Company, business unit where applicable, and individual performance. We will continue to evaluate and, as necessary, update our compensation programs to assure that they remain performance-driven, reward competitively, serve to retain the best talent and reinforce equity ownership. Through these principles, we believe executives will be motivated to achieve the long-term sustainable growth of the Company. We invite share owners to review the following tables for details of specific awards.

                      Cathleen P. Black, Chairman
                      Susan Bennett King
                      Maria Elena Lagomasino
                      Robert L. Nardelli
                      Peter V. Ueberroth

EXECUTIVE COMPENSATION

        The following tables and footnotes discuss the compensation paid in 2003, 2002 and 2001 to (i) our Chief Executive Officer, (ii) our four other most highly compensated executive officers and (iii) Brian G. Dyson who was an executive officer during a portion of the fiscal year ended December 31, 2003 and would have been one of the most highly compensated executive officers for that fiscal year but for the fact that he was not an executive officer as of December 31, 2003.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus[2]		Other Annual Compensation		Restricted Stock Awards[8]	Securities Underlying Options/SAR Awards	LTIP Payouts		All Other Compensation[10]
Douglas N. Daft Chairman of the Board and Chief Executive Officer	2003 2002 2001	$1,500,000 1,500,000 1,500,000	$4,000,000 4,000,000 3,500,000		$199,593 180,785 118,765	[4]	$0 0 47,880,000	0 0 1,000,000	$0 0 0		$165,000 150,000 117,779
Steven J. Heyer President and Chief Operating Officer	2003 2002 2001	1,000,000 885,000 643,333	1,500,000 2,000,000 1,562,000	[3] [3]	57,763 — —	[5]	0 0 8,272,500	0 450,000 1,145,000	0 — —		75,000 107,053 0
Alexander R.C. (Sandy) Allan Executive Vice President and President and Chief Operating Officer, Europe Eurasia and Middle East	2003 2002 2001	576,667 560,000 493,585	874,531 800,000 770,000		— 567,835 —	[6]	0 0 4,788,000	130,375 150,000 300,000	0 0 171,108	[9]	41,941 43,749 27,093
Gary P. Fayard Executive Vice President and Chief Financial Officer	2003 2002 2001	533,333 475,000 412,500	650,000 750,000 593,750		— — —		0 0 3,591,000	112,000 175,000 300,000	0 0 —		36,250 32,063 20,565
Mary E. Minnick Executive Vice President and President and Chief Operating Officer, Asia	2003 2002 2001	558,333 500,000 375,000	589,875 800,000 722,350		— — —		0 2,344,000 2,394,000	112,000 175,000 90,000	0 240,100 171,108	[9] [9]	44,993 36,620 23,869
Brian G. Dyson[1] Former Vice Chairman	2003 2002 2001	583,333 1,000,000 416,667	787,500 1,500,000 875,000		123,887 264,265 89,238	[7]	0 0 0	0 0 900,000	— — —		33,623 44,457 209,159

        1 Mr. Dyson retired from the Company effective August 1, 2003.

        2 The amounts in the Bonus column represent payments based on Company and individual performance from one or more incentive plans of the Company.

        3 The amounts in the Bonus column for 2002 and 2001 for Mr. Heyer each include $500,000 payable pursuant to his employment contract.

        4 Mr. Daft's other annual compensation includes $181,993 for personal use of Company aircraft. Mr. Daft is required by the Company to use Company aircraft for all travel. The amount includes a gross-up for taxes due.

        5 Mr. Heyer's other annual compensation includes $57,588 for personal use of Company aircraft.

        6 Mr. Allan was transferred from Hong Kong to the United Kingdom as of January 1, 2002. Mr. Allan's other annual compensation includes $406,307 for Mrs. Allan and their daughter to remain in Hong Kong until the end of the school year and $158,068 in special housing approved for Mr. Allan in the United Kingdom.

        7 Mr. Dyson's other annual compensation includes $100,071 for payments relating to the lease by the Company of his fractional ownership of a jet and related management fees, pursuant to an agreement between the Company and Mr. Dyson.

        8 The value at year end for restricted shares, including performance-based restricted shares, held by each executive was, respectively, for Mr. Daft, 1,700,000 shares valued at $86,275,000, for Mr. Heyer, 175,000 shares valued at $8,881,250, for Mr. Allan, 100,000 shares valued at $5,075,000, for Mr. Fayard, 89,000, shares valued at $4,516,750, and for Ms. Minnick, 150,000 shares valued at $7,612,500. On February 18, 2004, Ms. Minnick forfeited 50,000 of these restricted shares because performance targets for the three-year period ending December 31, 2003 were not achieved.

        Dividends on all restricted shares, including performance-based restricted shares that have not vested, are paid at the same rate and at the same time as paid to all share owners.

        There were no awards of restricted stock made to the named executive officers in 2003. However, Mr. Allan, Mr. Fayard and Ms. Minnick received Performance Share Unit Awards which may result in an award of restricted stock in 2007 if certain performance criteria are met, as more fully described on pages 34-35. Performance Share Units do not receive dividends until the shares of restricted stock are granted following achievement of specified targets.

        Performance share units were not granted to Mr. Daft at the February 2004 Compensation Committee meeting, due to his upcoming retirement. Mr. Heyer was awarded 109,234 Performance Share Units at the February 2004 Compensation Committee meeting, following a formal appraisal of his 2003 performance by the Compensation Committee taking into account input from the Board.

        9 Represents payments under overseas long-term performance plans which operated on similar terms to the Long-Term Performance Incentive Program described on page 41. The performance targets for these plans are based on the results of the applicable operating segment. These plans are no longer in use and the last three-year performance period ended December 31, 2002.

        10 For 2003, includes for Mr. Daft: $6,000 contributed by the Company to The Coca-Cola Company Thrift & Investment Plan (the "Thrift Plan") and $159,000 accrued under The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan"). For Mr. Heyer, includes $6,000 contributed by the Company to the Thrift Plan and $69,000 accrued under the Supplemental Plan. For Mr. Allan, includes $41,941 accrued under The Coca-Cola Export Corporation International Thrift Plan (the "International Thrift Plan"). For Mr. Fayard, includes $6,000 contributed by the Company to the Thrift Plan and $30,250 accrued under the Supplemental Plan. For Ms. Minnick, includes $6,000 contributed by the Company to the Thrift Plan and $38,993 accrued under the

Supplemental Plan. For Mr. Dyson, includes $33,623 in above-market interest credited on amounts deferred under the Company's 1986 Compensation Deferral and Investment Program (the "CDIP"). For Mr. Dyson, does not include $83,333 payable to Chatham International Corporation ("Chatham") for the post-employment services of Mr. Dyson. The agreement with Chatham is described on pages 41-42. Mr. Dyson is the sole owner of Chatham. The Thrift Plan, International Thrift Plan, Supplemental Plan and CDIP are described on pages 37-39.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)[1]	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value*
Douglas N. Daft[2]	0	—	—	—	—
Steven J. Heyer[3]	0	—	—	—	—
Alexander R.C. (Sandy) Allan	130,375.54%		$49.80	12/17/2013	2,165,529
Gary P. Fayard	112,000.47%		49.80	12/17/2013	1,860,320
Mary E. Minnick	112,000.47%		49.80	12/17/2013	1,860,320
Brian G. Dyson	0	—	—	—	—

        * The grant-date value is based on a Black-Scholes Valuation of $16.61 per option utilizing the following assumptions:

  (a)
  Exercise price – $49.80;

  (b)
  Time horizon – 10 years;

  (c)
  Volatility – 23.53%;

  (d)
  Risk-free interest rate – 10 year: 4.63%; and

  (e)
  Dividend yield – 1.77%.

        The accounting rules require the Company to use a different Black-Scholes calculation to determine the stock option expense of $13.49 per option stated in the Company's financial statements. Accounting rules require that the expected life of an option be used in the calculation instead of its term. The difference in valuation is primarily due to the assumed time horizon. To ensure the best market-based assumptions were used, we obtained two independent market quotes. Our Black-Scholes value was not materially different from the independent quotes.

        1 These awards were made pursuant to The Coca-Cola Company 2002 Stock Option Plan (the "2002 Stock Option Plan"). Options awarded vest one-fourth on the first, second, third and fourth anniversaries of the grant date. The 2003 grants have a term of 10 years from the date of grant.

        2 An option grant was not made to Mr. Daft due to his upcoming retirement.

        3An option grant for Mr. Heyer was made at the February 2004 Compensation Committee meeting, following a formal appraisal of his 2003 performance by the Compensation Committee taking into account input from the Board. No award appears in the table because the award was not made in fiscal 2003. The Compensation Committee awarded Mr. Heyer 430,000 options at an exercise price of $51.115 with vesting and term provisions as noted above.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Options/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) (Based on $50.75 Per Share) Exercisable/ Unexercisable
Douglas N. Daft	30,000	$672,269	1,547,000/ 500,000	$3,219,375/ 1,270,000
Steven J. Heyer	0	N/A	685,000/ 910,000	3,329,225/ 4,700,600
Alexander R.C. (Sandy) Allan	0	N/A	496,400/ 424,125	725,813/ 1,190,543
Gary P. Fayard	8,000	201,240	407,250/ 414,000	1,238,531/ 1,287,369
Mary E. Minnick	9,000	211,174	269,365/ 302,705	920,831/ 1,020,669
Brian G. Dyson	0	N/A	900,000/ 0	1,165,500/ 0

Long-Term Performance Plans

        Two long-term program awards were made by the Compensation Committee during 2003. The first awards were under the Long-Term Performance Incentive Program and are for the three-year performance period beginning January 1, 2003 and ending December 31, 2005. No future awards under this program are contemplated.

        The second awards were Performance Share Unit Awards under the 1989 Restricted Stock Plan and are for the three-year performance period beginning January 1, 2004 and ending December 31, 2006.

        The tables below describe the two awards.

  Awards Under Long-Term Performance Incentive Program

Long-Term Incentive Plans — Awards in Last Fiscal Year1

			Estimated Future Payouts Under Non-Stock Price-Based Plan[2]
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Douglas N. Daft	1,661,000	3 years	$166,100	$1,661,000	$2,906,750
Steven J. Heyer	1,037,000	3 years	103,700	1,037,000	1,814,750
Alexander R.C. (Sandy) Allan	606,000	3 years	60,600	606,000	1,060,500
Gary P. Fayard	621,000	3 years	62,100	621,000	1,086,750
Mary E. Minnick	606,000	3 years	60,600	606,000	1,060,500
Brian G. Dyson	0	—	—	—	—

        1 The Company has established a Long-Term Performance Incentive Program which has been approved by share owners as part of the Executive and Long-Term Incentive Plan. The Compensation Committee of the Board of Directors, which administers the plan, sets award targets for participating executives of the Company. The Compensation Committee determines a target award for each participant, and the target award cannot be increased for that period. The Committee also sets a matrix which contains the target levels for the performance measures selected. Actual awards are determined after the end of the three-year period and range from 0% to 175% of the participant's target award. The performance period for the awards set forth above is 2003-2005.

        2 If actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if performance targets are achieved.

  Awards of Performance Share Units

Long-Term Incentive Plans — Awards in Last Fiscal Year1

			Estimated Future Payouts Under Non-Stock Price-Based Plan[2]
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Douglas N. Daft[3]	0	—	—	—	—
Steven J. Heyer[4]	0	—	—	—	—
Alexander R.C. (Sandy) Allan	60,000	3 years	30,000	60,000	90,000
Gary P. Fayard	42,246	3 years	21,123	42,246	63,369
Mary E. Minnick	45,999	3 years	23,000	45,999	68,999
Brian G. Dyson	0	—	—	—	—

        1 The Company has established a program to provide Performance Share Unit Awards under The Coca-Cola Company 1989 Restricted Stock Award Plan (the "Restricted Stock Award Plan") to executives (the "Program"). This Program will be used for performance periods beginning in 2004. However, the Compensation Committee made awards for the 2004-2006 Performance Period in December 2003 to most executives participating in the Program. The Compensation Committee, which administers the plan, sets award targets for participating executives. The target is expressed as a number of share units and cannot be increased. The Committee also sets a matrix which describes the percentage of the target award to be granted after performance has been certified. The Performance Measure for the plan is compound annual growth in earnings per share. At the end of the three-year Performance Period, subject to the participant's continued employment, the Compensation Committee will grant a restricted stock award under the Restricted Stock Award Plan, which will contain restrictions for an additional two years. The awards have specific rules related to the treatment of the award, either during or after the Performance Period, in such events as death, disability, retirement, transfer to a Related Company and Involuntary Separation (other than for cause).

        2 If actual Company performance falls below certain thresholds, no payouts are made. The target award is granted if performance targets are achieved.

        3 A Performance Share Unit Award was not made to Mr. Daft due to his upcoming retirement.

        4 A Performance Share Unit Award was made to Mr. Heyer at the February 2004 Compensation Committee meeting, following a formal appraisal of his 2003 performance by the Compensation Committee taking into account input from the Board. No award appears in the table because the award was not made in fiscal 2003. The Compensation Committee awarded Mr. Heyer 109,234 Performance Share Units, with a threshold award of 54,617 and a maximum award of 163,851. The Performance Period and other terms for the award are the same as for the other named executive officers.

  Domestic

        The table below sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan"), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan") upon retirement at age 65 or later. The calculations assume actual retirement on January 1, 2004. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts. These plans are described below.

Pension Plan Table

Assumed Average Annual Compensation for Five-Year Period Preceding Retirement	Years of Credited Service with the Company
	15 Years	20 Years	25 Years	30 Years	35 Years
$ 500,000	$175,000	$200,000	$225,000	$250,000	$275,000
1,000,000	350,000	400,000	450,000	500,000	550,000
1,500,000	525,000	600,000	675,000	750,000	825,000
2,000,000	700,000	800,000	900,000	1,000,000	1,100,000
2,500,000	875,000	1,000,000	1,125,000	1,250,000	1,375,000
3,000,000	1,050,000	1,200,000	1,350,000	1,500,000	1,650,000
3,500,000	1,225,000	1,400,000	1,575,000	1,750,000	1,925,000
4,000,000	1,400,000	1,600,000	1,800,000	2,000,000	2,200,000
4,500,000	1,575,000	1,800,000	2,025,000	2,250,000	2,475,000
5,000,000	1,750,000	2,000,000	2,250,000	2,500,000	2,750,000

        Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Awards under the Long-Term Performance Incentive Plan are generally also included in the computation of pension benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Thrift Plan and Supplemental Plan and amounts related to stock options, performance share units or restricted stock are not included in the calculation of the named executive officer's compensation for purposes of the pension benefit.

        The years of credited service under retirement plans as of December 31, 2003 are as follows: Mr. Daft, 27.3 years; Mr. Heyer, 2.8 years; Mr. Fayard 9.8 years; Ms. Minnick 20.6 years; and Mr. Dyson, 33.8 years. The years of service credited for Mr. Dyson include his prior employment with the Company and Coca-Cola Enterprises Inc. Pursuant to a contractual arrangement, Mr. Heyer is credited with an additional ten years of service for purposes of determination of benefits under the retirement plans.

        Mr. Dyson received $34,386 in Supplemental Plan payments in 2003.

  International

        The table below sets forth the annual retirement benefits under The Coca-Cola Export Corporation Overseas Retirement Plan (the "Overseas Plan") upon retirement at age 65 or later. The calculations assume actual retirement on January 1, 2004. The benefits listed in the table are subject to offset by any benefits paid by other Company-sponsored plans or statutory payments under plans in which the Company has contributed on the participant's behalf.

Pension Plan Table

Assumed Average Annual Compensation for Five-Year Period Preceding Retirement	Years of Credited Service with the Company
	20 Years	25 Years	30 Years	35 Years	40 Years
$ 600,000	192,000	240,000	288,000	336,000	384,000
720,000	230,400	288,000	345,600	403,200	460,800
840,000	268,800	336,000	403,200	470,400	537,600
960,000	307,200	384,000	460,800	537,600	614,400
1,080,000	345,600	432,000	518,400	604,800	691,200
1,200,000	384,000	480,000	576,000	672,000	768,000

        Compensation utilized for pension formula purposes under the Overseas Plan is similar to that used for the Retirement Plan, the Key Executive Plan and the Supplemental Plan.

        The years of credited service for Mr. Allan under the Overseas Plan as of December 31, 2003 were 36 years.

Summary of Plans

        The following section provides information on Company-sponsored plans noted in the Compensation Committee Report or in the tables.

Retirement Plans

        The Retirement Plan.    The Retirement Plan is a tax-qualified defined benefit plan and generally bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of credited service) or (b) $200,000 for 2003 (the limit set by the Internal Revenue Code of 1986, as amended (the "Code"), whichever is lower, multiplied by the employee's years of credited service. Age requirements and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and performance incentive awards of the participants, but excludes any amounts related to stock options, performance share units or restricted stock.

        The Supplemental Plan.    The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Code and/or because of deferrals under any deferred compensation plan. In 2003, the maximum annual benefit at age 65 under the Retirement Plan is $160,000. If a participant terminates employment before early retirement age (for any reason other than death), the participant forfeits the supplemental benefit, except any amounts attributable to deferred compensation under any deferred compensation plan, which generally vest according to the same provisions as the Retirement Plan. In addition, a participant will forfeit all rights to future pension benefits under the Supplemental Plan if the participant competes against the Company following termination of employment. If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years after a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan. These vested benefits are payable on termination of employment. Additionally, the Supplemental Plan makes up in share units any shortfall on the Company's matching contributions under the Thrift Plan caused by the limits in the Code and/or because of deferrals under any deferred compensation plan. Payouts from the Supplemental Plan are made in cash upon termination of employment.

        The Key Executive Plan.    The Key Executive Plan pays annually, upon retirement, 20% of the participant's average pay, including awards pursuant to the Long-Term Performance Incentive Program, for the five highest consecutive years out of the employee's last eleven years of credited service increased 1% for each year of credited service with the Company up to a maximum of 35 years (i.e., up to 55%). The plan excludes any amounts related to stock options, performance share units or restricted stock. Of the named executive officers, only Mr. Daft participates in the Key Executive Retirement Plan. This plan is being phased out. The amount any participant will receive under the Key Executive Plan is offset by amounts payable under the Retirement Plan and the Supplemental Plan. There is also a benefit to a participant's surviving spouse. A participant will forfeit all rights to future benefits under the Key Executive Plan if the participant competes against the Company following termination of employment. In the event of a change in control, all benefits accrued to participants would immediately vest and, if a participant's employment terminates within two years after a change in control, his or her benefits would be paid in cash in a lump sum. The Company will pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Code attributable to lump sum payments under the Key Executive Plan.

        The Overseas Plan.    The Overseas Plan provides a retirement benefit to International Service Associates ("ISAs") of the Company who are not U.S. citizens. Mr. Allan is an ISA who participates in the Overseas Plan. Participants in the Overseas Plan become vested after five years of service and can choose to retire as early as age 55 with ten years of service. Benefits under the Overseas Plan are offset by any benefits paid by other Company-sponsored plans or statutory payments under plans in which the Company has contributed on the participants' behalf.

        The Thrift Plan.    The Thrift Plan is a tax-qualified defined contribution plan. The Company contributes to each participant's account an amount equal to 100% of the participant's contributions but not more than (a) 3% of the participant's earnings or (b) the amount allowable under the limits imposed under Sections 401(a) and 415(c) of the Code, whichever is lower. The Company's matching contribution is invested in the Company's Common Stock.

        The International Thrift Plan.    The International Thrift Plan operates similarly to the Supplemental Plan, but for ISAs who are not U.S. citizens. The International Thrift Plan provides a hypothetical contribution in share units equivalent to 3% of the ISA's eligible compensation. The value of the accumulated share units, including dividend equivalents, is paid in cash to the individual at termination of employment. Mr. Allan is an ISA who participates in the International Thrift Plan.

        The CDIP.    The CDIP, a non-qualified and unfunded deferred compensation program, permitted salaried employees of the Company and certain of its subsidiaries whose base annual salary was at least $50,000, to defer, on a one-time basis, up to $50,000 of the compensation earned between May 1986 and April 1987. Participants are credited with interest on their deferrals. Effective January 1, 1998, the rate was set at 14% per annum. No current executive officers participate in the plan, no participants have been added since 1986 and no participants can be added.

        The DCP.    The Coca-Cola Company Deferred Compensation Plan (the "DCP") is a non-qualified and unfunded deferred compensation program offered to a select group of management or highly compensated employees. Eligible participants may defer up to 80% of base salary and up to 100% of their incentive, with gains and losses credited based on a variety of deemed investment choices as elected by the participant. A participant's account may or may not appreciate depending on the deemed investment choices of the participant and their performance. Select senior executives may also elect to defer stock option gains and restricted stock awards. All deferrals are paid out in cash upon distribution.

Incentive Plans

  Annual Incentive Plans

        The Company maintains two annual incentive programs for employees. Executive officers may be selected for participation in either of these programs, but not both. Each program is described below.

  Executive Plans

        The first program consists of the Executive Performance Incentive Program ("EPIP") and the Executive Incentive Plan ("EIP") which work in conjunction to provide an annual award to those executives whose compensation, due to tax deductibility requirements, may be subject to the provisions of Section 162(m) of the Code. The EPIP provides the part of the award that is defined by objective measures (and therefore meets tax deductibility rules). The EIP is used to allow the Compensation Committee to award achievement of subjective goals such as those related to diversity, quality and the environment.

  •
  Executive Performance Incentive Program (EPIP).    The EPIP is a part of the Company's Executive and Long-Term Incentive Plan. The Committee may approve some or all of the executive officers for participation in this program each year. Target annual incentives are established for each approved executive officer. Payments from this program are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Code. Under the terms of the program the Committee may designate one or more other performance factors from the list of performance factors set forth in the program to be used as a basis for awards for each performance period.

  •
  Executive Incentive Plan.    Used only in conjunction with the EPIP, this plan allows executive officers covered under the EPIP to be rewarded for individual performance and for achievement of goals such as those related to diversity, quality and the environment, which are not currently part of the share-owner approved EPIP. Payments from this plan are not intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Code.

  Annual Performance Incentive Plan

        The second program is the Annual Performance Incentive Plan. Any executive officers not selected for the first program, all other officers and certain employees are eligible to participate in this plan. Generally, performance measures under this plan are similar to or the same as those under the EPIP.

  •
  Annual Performance Incentive Plan.    Target annual incentives are established for certain key executives. Below a threshold level of performance, no awards may be granted. Executive officers who participate in the EPIP are not eligible for participation in the Annual Performance Incentive Plan.

        Under all of these incentive plans, in the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, prorated to reflect the number of months a participant was employed in the plan year.

  Long-Term Incentive Plans

        Stock Option Plans.    Stock option plans provide equity compensation whose value is at-risk based upon the increase in Company stock price and the creation of share-owner value. Stock options comprise the long-term equity component of compensation for eligible employees below the senior executive level and a part of the long-term equity component for senior executives.

        The Company currently grants options from the 2002 Stock Option Plan. The 2002 Stock Option Plan generally provides that the option price must be not less than 100% of the fair market value of Company Common Stock on the date the option is granted. The fair market value of a share of Company Common Stock is the average of the high and low sales prices on the date of grant. The grants provide that stock options generally may not be exercised during the first twelve months after the date of grant.

        The 2002 Stock Option Plan allows shares of Company Common Stock to be used to satisfy any resulting Federal, state and local tax liabilities. Change of control, death, disability and retirement, with certain exceptions, cause the acceleration of vesting.

        Restricted Stock Plan.    The Restricted Stock Award Plan is designed to focus executives on the long-term performance of the Company. The Restricted Stock Award Plan allows the Compensation Committee flexibility related to grant terms and conditions.

There are currently three types of awards which have been made under the Restricted Stock Award Plan and are outstanding:

  •
  Time Based  — Restrictions lapse on a certain date or on retirement;

  •
  Performance-Based Restricted Stock  — Restrictions lapse when certain performance targets are met; and

  •
  Performance Share Units  — Restricted Stock is awarded only after performance targets are met. The restrictions lapse at the end of an additional restriction period.

        Currently the majority of grants that have been made to senior executives are tied to Company long-term performance measures, such as Earnings Per Share growth. The Compensation Committee generally uses time-based or retirement-vested restricted shares for purposes of attraction and retention or other special awards.

        Upon a change in control of the Company, the restrictions on restricted shares lapse.

        Long-Term Performance Incentive Program.    The Long-Term Performance Incentive Program is a part of the Company's Executive and Long-Term Incentive Plan and provides cash awards for three-year performance periods. The program allows the Committee to choose those performance measures that the Committee believes contribute to the creation of share-owner value. Below a threshold level of performance, no awards can be earned.

        The program is not based on the price of Company Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-third of each award earned is paid at the close of each three-year performance period. Payment of the balance of each award, the "Contingent Award," is deferred and paid one-half after one year and the balance after two years. The Contingent Award is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company. The participant is entitled to accrued interest on the Contingent Award during the two-year period, calculated at prevailing market interest rates. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

        The Committee approved targets for the 2003 - 2005 performance period. As a result of the comprehensive review of the Company's executive compensation programs in 2003, the Committee determined to make no further grants from this program and the program will no longer be used after the 2003 - 2005 performance period ends. Performance periods currently in progress will continue in accordance with the terms of the program.

Other Compensation Matters

        In connection with the hiring of Messrs. Dyson and Heyer, the Company entered into contractual arrangements with each executive as described below:

          Brian G. Dyson. The Company entered into an agreement with Mr. Dyson dated September 17, 2001 for a two-year period ending July 31, 2003. Mr. Dyson resumed retirement status August 1, 2003. The terms of Mr. Dyson's employment included an annual salary of $1 million, participation in the Company's annual incentive program and a stock option award of 900,000 shares in 2001. The option award has a seven-year term and vested on the date Mr. Dyson resumed retirement status. The Company also agreed, during his employment, to lease from Mr. Dyson his fractional ownership of a jet and assume the management fee payments associated with the jet. Mr. Dyson continued to receive retirement payments from Coca-Cola Enterprises Inc. and Supplemental Plan and CDIP payments from the Company while employed. The agreement also provided Mr. Dyson with the use of a car and driver. The Company entered into a one-year agreement, effective as of August 1, 2003, with Chatham International Corporation ("Chatham"), with respect to the services of Mr. Dyson. Mr. Dyson is the sole owner of Chatham. The agreement provides for monthly payments of $16,666.67 and permits discretionary and performance bonuses as determined by the President and Chief Operating Officer, the Chief Executive Officer and the Compensation Committee of the Board of Directors. Payments totalling $83,333 were accrued for 2003 and will be paid in 2004. No awards for performance in 2003 were made to Chatham under the terms of the agreement.

          Steven J. Heyer. The Company entered into an agreement with Mr. Heyer on March 2, 2001 for a five-year period beginning April 1, 2001. The contract is automatically renewed for additional one-year periods unless Mr. Heyer or the Company take specific actions to terminate it. Mr. Heyer's arrangement includes an annual salary of $850,000, subject to increase, as well as cash incentive and participation in long-term incentive plans. Mr. Heyer's contract also calls for the grant of annual equity awards in the range of $9 to $12 million based upon Black-Scholes valuations, with the final award within the stated range to be subject to the discretion of the Compensation Committee. The agreement with Mr. Heyer includes an additional ten years of service credit under the Retirement Plan and Supplemental Plan. However, payments relating to the additional ten years of service shall be paid outside of such plans. The contract has specific provisions for treatment of all compensation in the event of Mr. Heyer's termination. Specifically, in the event of termination of Mr. Heyer's employment by the Company for Cause or by Mr. Heyer for Other than Good Reason (in each case as defined in the agreement), the option received to compensate for options forfeited at his former employer (the "Make-Whole Option") would become fully vested and be exercisable for six months following such termination.

          In the event of termination of Mr. Heyer's employment by the Company for reasons other than Cause, by Mr. Heyer for Good Reason or as a result of Disability (in each case as defined in the agreement), Mr. Heyer is to receive an annual incentive award determined, prorated and paid according to the terms of the plan, a lump sum payment equivalent to three times base salary plus the average of the three preceding bonus payments, offset by applicable severance payments. The Make-Whole Option will become fully vested and the 50,000 share restricted stock award shall be released. Other stock and restricted stock awards shall be paid according to their terms, and he will be entitled to Company-paid COBRA coverage and the pension credit.

        The Company has made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part. However, the following Performance Graph, the Report of the Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Performance Graph

Comparison of Five-Year Cumulative Total Return Among
The Coca-Cola Company, the Food, Beverage and Tobacco Groups and the S&P 500 Index

Total Return
Stock Price Plus Reinvested Dividends

        * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

        Adolph Coors Company, Altria Group, Inc., American Italian Pasta Company, Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Brown-Forman Corporation, Bunge Limited, Campbell Soup Company, Coca-Cola Enterprises Inc., ConAgra Foods, Inc., Constellation Brands, Inc., Corn Products International, Inc., Dean Foods Company, Del Monte Foods Company, Flowers Foods, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, International Multifoods Corporation, Interstate Bakeries Corporation, Kellogg Company, Kraft Foods Inc., Lancaster Colony Corporation, Loews Corporation (Carolina Group

tracking stock), McCormick & Company, Incorporated, NBTY, Inc., PepsiAmericas, Inc., PepsiCo, Inc., Ralcorp Holdings, Inc., R.J. Reynolds Tobacco Holdings, Inc., Sara Lee Corporation, Sensient Technologies Corporation, Smithfield Foods, Inc., The Hain Celestial Group, Inc., The J.M. Smucker Company, The Pepsi Bottling Group, Inc., The Robert Mondavi Corporation, Tootsie Roll Industries, Inc., Tyson Foods, Inc., Universal Corporation, UST Inc. and Wm. Wrigley Jr. Company.

        The Wall Street Journal periodically changes the companies reported as a part of the Food, Beverage and Tobacco Groups of companies. At the time last year's proxy statement was printed, the Groups excluded Del Monte Foods Company and Loews Corporation (Carolina Group tracking stock) which are included in the Groups this year. Dole Food Company Inc. and Dreyer's Grand Ice Cream, Inc. which were included in the Groups last year, are excluded from the Groups this year.

        The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1998.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity Compensation Plans Approved by Security Holders	167,306,067	[1]	$50.56	136,926,014	[2]
Equity Compensation Plans Not Approved by Security Holders	0		N/A	—	[3]
Total	167,306,067			136,926,014	[3]

        1 Shares issuable pursuant to outstanding options under The Coca-Cola Company 1991 Stock Option Plan, The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2002 Stock Option Plan (collectively, the "Stock Option Plans").

        2 Represents shares of Company Common Stock which may be issued pursuant to future awards under the Stock Option Plans, the 1989 Restricted Stock Plan of The Coca-Cola Company and the 1983 Restricted Stock Plan of The Coca-Cola Company.

        3 The number of shares issuable pursuant to the plans described below are not presently determinable.

        The Company facilitates employee share ownership through matching contributions pursuant to The Coca-Cola Export Corporation Employee Share Plan (the "Export Plan"), the Employees' Savings and Share Ownership Plan of Coca-Cola Ltd. (the "Canadian Plan"), the Employee Stockholding Program (the "Japanese Plan") and the Share Savings Plan (the "Danish Plan"). Pursuant to the Export Plan, the Company matches contributions made by participating employees to a maximum of £1,500 per year;

however shares cannot be withdrawn before a five-year holding period without adverse tax consequences. The participant is immediately vested in the matching contribution. Pursuant to the Canadian Plan, the Company matches 50% of the contributions made by participating employees to a maximum of 4% of such participant's salary per year. The participant is immediately vested in the matching contribution; however an employee cannot withdraw any matching contributions until termination of employment. Pursuant to the Japanese Plan, the Company matches contributions made by participating employees up to 3% of such employee's pay. The participant is immediately vested in the matching contribution. Employees may withdraw shares at termination of employment or at specified limited periods by withdrawing from the stockholding association. Pursuant to the Danish Plan, the Company matches contributions made by participating employees to a maximum of 3% of such participant's salary per year. The participant is immediately vested in the matching contribution; however, the shares are held in trust and a participant is not entitled to withdraw the shares purchased for a period of five years without tax liability. Under each of the plans, the Company contributes the matching amounts in cash to the trustee of the plan who acquires the shares of Common Stock on the open market. There is no limit on the number of shares that may be purchased pursuant to the Export Plan, the Canadian Plan, the Japanese Plan or the Danish Plan. The shares, which are already issued, are acquired on the open market.

        The Company also sponsors employee share purchase plans in numerous jurisdictions. The Company does not grant or issue any shares of Company Common Stock pursuant to such plans, but rather facilitates the acquisition of shares of Company Common Stock by employees in a cost efficient manner. These plans are not equity compensation plans.

        Shares that may be issued under the Thrift Plan or share units credited under the Supplemental Plan, the International Thrift Plan and the DCP are not included. The Thrift Plan, Supplemental Plan and International Thrift Plan are described on pages 37 to 39. Share units accrued under the Supplemental Plan and International Thrift Plan are paid in cash.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Company is composed entirely of the following five independent Directors: Cathleen P. Black, Chairman, Susan Bennett King, Maria Elena Lagomasino, Robert L. Nardelli and Peter V. Ueberroth.

CERTAIN INVESTEE COMPANIES

        The Company and its subsidiaries together currently hold approximately 36.83% of the issued and outstanding shares of Coca-Cola Enterprises Inc. ("Enterprises") and approximately 39.62% of the issued and outstanding shares of Coca-Cola FEMSA, S.A. de C.V. ("FEMSA"). We call Enterprises and FEMSA the "Investee Companies" in the proxy statement.

Certain Transactions and Relationships With Enterprises

  SunTrust

        SunTrust engaged in ordinary course of business banking transactions in 2003, and is expected to engage in similar transactions in 2004, with Enterprises and its subsidiaries, including the making of loans on customary terms. Fees for these transactions of approximately $1.5 million were paid in 2003. Also in 2003, Enterprises paid SunTrust approximately $668,000 for letter of credit fees, approximately $375,000 for investment management fees relating to Enterprises' benefit plans and approximately $64,000 credit facility fees. A subsidiary of SunTrust also holds equipment leases for freight vans under which Enterprises paid approximately $273,000.

  Warren E. Buffett

        Warren E. Buffett, one of our Directors, is Chairman of the Board, Chief Executive Officer and a major share owner of Berkshire Hathaway. Berkshire Hathaway is a major share owner of the Company. Berkshire Hathaway holds a significant equity interest in Moody's Corporation to which Enterprises paid approximately $449,000 in 2003 for maintaining its long-term and short-term credit ratings. In 2003, Enterprises paid XTRA Corporation, a wholly owned subsidiary of Berkshire Hathaway, approximately $1.3 million for equipment leases of trailers used to store and transport finished product in the ordinary course of business. NetJets Inc. is a wholly owned subsidiary of Berkshire Hathaway. In 2003, Enterprises paid NetJets Inc. approximately $370,000 for management and other fees associated with its use of an aircraft. In 2003, Enterprises paid Nebraska Furniture Mart, Inc., also a wholly owned subsidiary of Berkshire Hathaway, approximately $115,000 for the purchase of promotional items.

        Mr. Buffett's son, Howard Buffett, is a Director of Enterprises.

Certain Transactions and Relationships With FEMSA

  Herbert A. Allen

        Herbert A. Allen, one of our Directors, is President and Chief Executive Officer and a Director of ACI and a principal shareholder of ACI's parent. ACI is indirectly a principal equity holder of ACL. Mr. Allen's son is President of ACL. In 2003, FEMSA paid ACL fees totalling approximately $9.1 million for financial advisory services in connection with its merger with Panamerican Beverages, Inc.

  Warren E. Buffett

        Warren E. Buffett, one of our Directors, is Chairman of the Board, Chief Executive Officer and a major share owner of Berkshire Hathaway. Berkshire Hathaway is a major share owner of the Company. Berkshire Hathaway holds a significant equity interest in Moody's Corporation. FEMSA paid approximately $85,000 to a subsidiary of Moody's Corporation in 2003 for credit rating services in the ordinary course of business.

  Donald R. Keough

        Donald R. Keough, one of our Directors, is Chairman of the Board of ACI, which is indirectly a principal equity holder of ACL. In 2003, FEMSA paid ACL fees totalling approximately $9.1 million for financial advisory services in connection with its merger with Panamerican Beverages, Inc. Mr. Keough's son is a Managing Director of ACL.

Ownership of Securities in Investee Companies

        The following table sets forth information regarding ownership of the stock of the Investee Companies, if any, by each Director, the individuals named in the Summary Compensation Table on page 30, and our Directors and executive officers as a group, all as of February 23, 2004.

Name	Company	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[5]
Herbert A. Allen	FEMSA	500[1]	*
Donald R. Keough	Enterprises	25,508	*
Donald F. McHenry	Enterprises	1,035	*
	FEMSA	3,000	*
Steven J. Heyer	Enterprises	17,749[2]	*
Gary P. Fayard	Enterprises	11,623[3]	*
Brian G. Dyson	Enterprises	67,998	*
All Directors and Executive Officers as a Group (29 Persons)	Enterprises	139,146[4]	*
	FEMSA	3,500	*

        * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

        1 Shares held by ACI.

        2 Includes 10,249 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation (the "Enterprises Plan") and 7,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        3 Includes 4,123 phantom units issued under the Enterprises Plan and 7,500 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable on or before April 30, 2004.

        4 Includes 22,105 phantom units issued under the Enterprises Plan and 22,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2004.

        5 Phantom units issued under the Enterprises Plan are not counted as outstanding in calculating these percentages.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item 2)

        The Audit Committee has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 2004, subject to ratification of the appointment by the share owners. Ernst & Young LLP has served as the Company's independent auditors for many years and is considered by management to be well qualified.

REPORT OF THE AUDIT COMMITTEE

        For many years, the Company has had an Audit Committee composed entirely of non-management directors. The members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange. In 2003, the Committee held five regularly scheduled, in person meetings, and four meetings by telephone conference call. The Committee has adopted, and annually reviews, a charter outlining the practices it follows. In December 2003 the Board of Directors amended the charter; a copy of the charter is attached as Appendix I to this proxy statement. The charter complies with all current regulatory requirements. Additionally, the Committee has continued its long-standing practice of having independent legal counsel.

        During the year 2003, at each of its regularly scheduled meetings, the Committee met with the senior members of the Company's financial management team, the Company's director of internal audit, the Company's general counsel and the Company's independent auditors. The Committee's agenda is established by the Committee's chairman and the director of internal audit. The Committee had private sessions, at each of its regularly scheduled meetings, with the Company's independent auditors and, separately with the director of internal audit, at which candid discussions of financial management, accounting and internal control issues took place. During 2003, the Committee also instituted private sessions at each of its regularly scheduled meetings with the Company's General Counsel.

        The Committee appointed Ernst & Young LLP as our independent auditors for the year ended December 31, 2003 and reviewed with the Company's financial managers, the independent auditors, and the director of internal audit, overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting. Although the Committee has the sole authority to appoint the independent auditor, the Committee will continue its long-standing practice of recommending that the Board ask the share owners, at their annual meeting, to approve the Committee's selection of the independent auditor.

        Management has reviewed the audited financial statements in the Annual Report with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

        In its meetings with representatives of the independent auditors, the Committee asks them to address, and discusses their responses to several questions that the Committee believes are particularly relevant to its oversight. These questions include:

  •
  Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

  •
  Based on the auditors' experience, and their knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

  •
  Based on the auditors' experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

        The Committee believes that, by thus focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

        The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees), and other regulations. The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2003 was compatible with the auditors' independence.

        In performing all of these functions, the Audit Committee acts in an oversight capacity. The Committee reviews the Company's earnings releases before issuance and quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission. In its oversight role the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

        In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's

Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

                      Peter V. Ueberroth, Chairman
                      Ronald W. Allen
                      Cathleen P. Black
                      Warren E. Buffett
                      Robert L. Nardelli
                      J. Pedro Reinhard

Audit Fees and All Other Fees

    Audit Fees

        Fees for audit services totaled approximately $16.9 million in 2003 and $14.2 million in 2002, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.

    Audit Related Fees

        Fees for audit related services totaled approximately $2.6 million in 2003 and $4.0 million in 2002. Audit related services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions and information systems audits.

    Tax Fees

        Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $8.6 million in 2003 and $9.9 million in 2002.

    All Other Fees

        Fees for all other services not described above totaled approximately $2.4 million in 2003 and $3.1 million in 2002, principally including services related to the Company's expatriate program, and advisory services in connection with the Company's process improvement initiatives.

        We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

        One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Share Owners. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Share Owners. If the share owners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

    Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
    Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

        Under the policy, pre-approval is generally provided for work associated with registration statements under the Securities Act of 1933 (for example, comfort letters or consents); statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits; due-diligence work for potential acquisitions or disposals; attest services not required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; review of information systems security and controls; tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditor's independence.

        The Audit Committee has approved in advance certain permitted services whose scope is routine across business units. These services are (i) statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audit and (ii) individual tax preparation and related administration under the International Service Associate programs, including the related local expatriate tax programs (not including any individual tax services for executive officers).

The Board of Directors recommends a vote
FOR
the ratification of the appointment of Ernst & Young LLP as independent auditors.

PROPOSALS OF SHARE OWNERS

Items 3 through 9

        The following seven proposals were submitted by share owners. If the share-owner proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with Federal securities regulations, we include the share-owner proposals plus any supporting statement exactly as submitted by the proponents. To make sure readers can easily distinguish between material provided by the proponents and material provided by the Company, we have put a box around material provided by the proponents. If proposals are submitted by more than one share owner, we will only list the primary filer's name, address and number of shares held. We will provide the information regarding co-filers to share owners promptly if we receive an oral or written request for the information.

Share-Owner Proposal Regarding Report Related to Global HIV/AIDS Pandemic (Item 3)

        ASC Investment Group, 1400 South Sheridan, Wichita, Kansas 67213, owner of 3,200 shares of The Coca-Cola Company Common Stock, submitted, along with co-filers, the following proposal:

REPORT RELATED TO GLOBAL HIV/AIDS PANDEMIC

Whereas:

There are more than 42 million people worldwide currently living with HIV/AIDS, over 95% of whom live in the developing world. Yet only 4% of developing world patients who need antiretroviral therapy have access to it. (AIDS Epidemic Update, December 2002, UNAIDS/WHO).

According to UNAIDS, the HIV/AIDS pandemic is "creating or aggravating poverty among millions of people, eroding human capital, weakening government institutions and threatening business activities and investment" (Financing Development in the Shadow of HIV/AIDS, March 2002, UNAIDS)

Business leaders at the 2002 World Economic Forum committed themselves to the fight against AIDS as a business priority (Financing Development in the Shadow of HIV/AIDS);

The 2002 King Report on Corporate Governance for the Johannesburg Stock Exchange calls for listed companies to disclosure the nature and extent of plans, policies and strategies which manage the potential impact of HIV/AIDS in the company's activities (Accountancy Age, 12 May 2002);

For many businesses it is cost effective to provide HIV/AIDS treatment and prevention programs for their employees (Harvard Business Review, February 2003);

TUBERCULOSIS, one of the world's leading infectious causes of death, takes 2 million lives a year and is a leading killer of people with HIV/AIDS (Campaign for Access to Essential Medicines, 2001, Doctors without Borders);

Virtually no research is being conducted to develop new treatments for TB, a disease that Doctors Without Borders calls "a political and social problem that could have incalculable consequences for generations to come" (Campaign for Access);

MALARIA kills between one and two million people each year and 300-500 million new cases occur every year (Campaign for Access);

Malaria is often treated in developing countries with drugs that are no longer effective, and people with resistant malaria cannot access the treatment that could save their lives (Campaign for Access);

In a report for the UN Conference on Financing for Development, UNAIDS states: "Increasing illness and death of large numbers of productive members of society will reduce overall production and consumption." (Financing Development in the Shadow of HIV/AIDS);

The World Bank reports that in southern Africa and other affected regions "a complete economic collapse will occur" unless there is a response to the HIV/AIDS pandemic. Even "a delay in responding to the outbreak of the epidemic, however, can lead to collapse." (The Long-run Economic Costs of AIDS, June 2003, The World Bank).

RESOLVED: Shareowners request that the Board issue a report that shares the Coca-Cola business system's best practices and approaches to managing the business risks associated with the HIV/AIDS Pandemic. The report would consider the potential economic effects of the HIV/AIDS on the Coca-Cola system's business and highlight Coca-Cola's initiatives in response to the issue. The report will also consider the issues of tuberculosis and malaria. The report will be developed at a reasonable cost, omit proprietary information and made public in a manner and within a timeframe agreed to by the Company and the investors filing this proposal.

Supporting Statement:

Investors want to feel confident that our board has fully considered the risks and opportunities our company faces in relation to the public health crisis in emerging markets, and has effective policies and processes in place for dealing with the challenges.

Statement in Favor of Share-Owner Proposal Regarding Report Related to Global HIV/AIDS Pandemic

        Our Company shares the concerns expressed by the proponents about HIV/AIDS and is recommending share owners support this proposal.

        The HIV/AIDS epidemic in Africa and other parts of the world is a crisis of immense proportions. While there is no panacea for this crisis, we believe this to be true: we are less effective in the fight when we fail to work together.

        In addition to the immediate duties to employees and their families, we believe businesses must find effective ways to collaborate with civil society in the fight against this terrible disease. Our experience at Coca-Cola shows that we are more successful when we work in partnership with local governments, medical providers, NGOs and grassroots organizations, as well as other businesses.

        Collaboration and coordination is and will continue to be at the center of Coca-Cola's work. Our current efforts are concentrated on HIV/AIDS on the continent of Africa. There we have partnered with numerous local, national and international organizations around the world to help combat the HIV/AIDS epidemic. These include the International Labour Organization (ILO), Network of People Living with AIDS in Africa, Hope Worldwide, UNICEF and others. This network of partners provides strategic leadership and technical expertise on a country-by-country basis, to identify the best ways to mobilize our business system's resources.

        Through The Coca-Cola Africa Foundation, working closely with our 40 African bottling partners, we are helping develop stronger health-care systems, using our distribution network to deliver educational and prevention materials, providing communications assistance to promote AIDS awareness, and providing funding for AIDS-related health-care benefits — up to and including anti-retroviral drug treatment — for our African bottling employees and their families.

        It is in this spirit of collaboration that we welcome this opportunity to work with our share owners in coordinating additional resources and skills in the fight against HIV/AIDS.

        We encourage our share owners to visit our website www.coca-cola.com for a first-hand look at our system's approach to the HIV/AIDS crisis. Upon its publication, the report recommended in the proposal will also be available on our website for review by share owners.

The Board of Directors recommends a vote
FOR
the proposal regarding report related to global HIV/AIDS pandemic.

Share-Owner Proposal Regarding Stock Option Glass Ceiling Report (Item 4)

        Helen Flannery, 66 Tower Street, Jamaica Plain, Massachusetts 02130, owner of 9,500 shares of The Coca-Cola Company Common Stock, submitted, along with co-filers, the following proposal:

Stock Option Glass Ceiling Report

WHEREAS,

Commendably, Coca-Cola is one of hundreds of large companies to publish a diversity report, including its EEO-1 workforce diversity data, that allows shareholders and other interested parties to see the Company's progress in creating opportunities for women and people of color.

Employee discrimination suits are on the rise nationwide. These suits are costly to companies and risk damage to a company's reputation.

Coca-Cola settled one of the nation's largest racial discrimination suits for $192 million in 2000. The court-appointed task force assigned to review Coke's diversity progress found in late 2002 that the Company has been successful at promoting women and minorities at faster rates than white men.

One of the frequent contentions in employee discrimination lawsuits is that employees are compensated differently on the basis of their race and gender. Historically, these cases have rested largely on the payment of salaries and bonuses, but we believe that in the future, employees will look more closely at corporate wealth distributed in the form of stock options. Stock options have allowed employees to share in tens of billions of dollars of wealth that they have collectively created.

RESOLVED,

Shareholders request that the Board prepare a report documenting the distribution of 2003 stock options by race and gender of the recipient. The report shall also discuss recent trends in stock option distribution to women and employees of color. The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders, upon request, no later than four months after the 2004 annual meeting.

SUPPORTING STATEMENT

Stock options have generated enormous wealth over the last decade. With that wealth comes increased opportunity and security for the employees receiving stock options. We believe it is important for companies to document the race and gender composition of their workforces through EEO-1 disclosures, but we also believe it is important to know how the wealth created by the company is being shared with those who helped create it. We are proud of the accomplishments of Coke in moving women and people of color into positions of greater responsibility and leadership. In requesting this report, we wish to be sure that all Coke's employees receive wealth-creating opportunities that fairly reflect their role and contribution to the Company. We believe this report will help us as investors assure that there is no stock option glass ceiling at Coke that might create future liabilities for the Company and its shareholders.

According to the Federal Reserve's Survey of Consumer Finance, the racial wealth gap in America continues to widen. There are many causes for this, corporate pay practices being one. The highest levels of executive pay go almost exclusively to white men. If Coca-Cola is to achieve its stated objective of creating a more diverse company, examining its pay practices from a variety of perspectives should be an important part of our Company's diversity commitment.

Please vote FOR this resolution.

Statement Against Share-Owner Proposal Regarding Stock Option Glass Ceiling Report

        This proposal is not necessary because of Company practices already in place.

        The Company has in place a model program for ensuring fairness and consistency in the distribution of stock options to those employees who have earned them, including women and minorities. This program has been in place since 2000. The report sought here would duplicate existing communications from the Company and the Diversity Task Force, and is not necessary.

        The Company's Diversity Task Force provides oversight for the distribution of stock options and reports annually on a variety of demographic information concerning the Company, including the awarding of options.

        Share owners should know that the Company is committed to cultivating a diverse, rewarding culture that encourages our people to develop to their fullest potential. For many employees, part of the reward of working for the Company is the opportunity to earn stock options in recognition of strong performance and potential to add value in the future.

        We encourage our share owners to learn more about our commitment to diversity at our website, www.coca-cola.com.

The Board of Directors recommends a vote
AGAINST
the proposal regarding stock option glass ceiling report.

Share-Owner Proposal Regarding Executive Compensation (Item 5)

        Mary F. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, owner of 1,000 shares of The Coca-Cola Company Common Stock, submitted the following proposal:

PROPOSAL

        Management and Directors are requested to consider discontinuing all rights, options, SAR's. and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses.

        REASONING:

        Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial "Remuneration" entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

        When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

        There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily "align shareowner/management relations", with any gain to the shareowners. Think about it ! Vote YES for this proposal, it is your gain.

Thank You, and please vote YES for this Proposal.

Statement Against Share-Owner Proposal Regarding Executive Compensation

        We do not believe this proposal is in the best interest of the Company or its share owners — and the result would be contrary to the proponents' stated objectives.

        The Compensation Committee of the Board of Directors oversees the pay mix for executives, employing a variety of compensation vehicles that enable the Company to attract and retain high-performing executives. This Committee is active, engaged and composed entirely of independent Directors, for maximum independence and effectiveness.

        This proposal would, in effect, prohibit the Compensation Committee from offering anything but annual cash salary to senior executives. In fact, cash compensation comprises the smallest component of executive pay by design. Equity compensation helps specifically link pay to Company performance and encourages executives' actions toward long-term value creation. The Committee feels that equity is and will remain a critical component of Executive Compensation.

The Board of Directors recommends a vote
AGAINST
the proposal regarding executive compensation.

Share-Owner Proposal Regarding Restricted Stock (Item 6)

        Elton W. Shepherd, 720 Buff Drive, N.E., Atlanta, Georgia 30342, owner of 26,212 shares of The Coca-Cola Company Common Stock, submitted the following proposal:

PepsiCo Returns Are Superior.
	$100 Investment — Stock Price Appreciation Plus Dividends
	12-31-97	12-31-02	Return
Coca-Cola	$100	$70	-30%
PepsiCo	$100	$124	+24%
Coca-Cola's share price peaked at $89 in 1998.
Yet, During Coke CEO Daft's First Three Years, His Compensation Was $91,000,000 More than Berkshire-Hathaway CEO and Coca-Cola Director Warren Buffet.
	2000 - 2002 Compensation
CEO	Base	Bonus	Restricted Stock	Total
Daft	$4,269,000	$10,500,000	$76,974,000	$91,743,000
Buffett	$300,000	$0	$0	$300,000
CEO Daft also received 1,650,000 Coca-Cola stock options.
Director Buffett received no Berkshire options.
Restricted Stock Is Free.
CEO Daft's 1,700,000 free restricted shares generate $28,800 in dividends each week and include voting rights.
Coca-Cola's Restricted Stock Plan Permits Our Board To Amend The Plan Without A Shareowners Vote.
I believe this is undemocratic.

1,000,000 Of CEO Daft's Free Restricted Shares Are Tied To Earnings Per Share Growth Targets.

        However, in 2001 our Compensation Committee lowered the EPS growth target from
        +15% to +11% without a shareowners vote.

Coca-Cola's Pension Plan Assumptions Impact Earnings Per Share.

        From 1997-2001 Coca-Cola added $576,000,000 to income by assuming
        +8.5% pension asset growth.

        Excluding Coca-Cola's cash contributions, actual pension assets grew just +0.8%.

        I believe Coca-Cola's +8.5% growth assumption is misleading.

For Years Coca-Cola Claimed That Restrictions On Free Restricted Stock Lapse 1) On A Date At Least Five Years After The Award, And 2) Upon Retirement At Age 62.

        Although former CEO Ivester did not meet these two requirements, he received
        $98,000,000 in free restricted stock upon retirement.

        Likewise, former President Stahl received $19,000,000 and former Vice-President
        Ware $1,600,000.

        Our Compensation Committee prematurely released these free restricted shares without a shareowners vote.

36,000,000 Free Restricted Shares Have Been Granted Since 1983.

        If this stock were still in our Treasury, it would have a market value of
        $1,600,000,000.

At The 2003 Berkshire Shareowners Meeting, Director Buffett Said...

        "there has been more misdirected compensation in corporate America in the last
        5 years than in the previous 100."

Former PepsiCo CEO Roger Enrico, Who For Years Donated His Base Salary To An Employee Scholarship Endowment, Said In A New York Times Interview...

        "you are likely as CEO to have more money that you can spend."

In Congressional Testimony, Fed Chairman Greenspan Described Some Executive Compensation Plans As "Infectious Greed."

        I believe "infectious greed" describes Coca-Cola's compensation program.

In A Speech Entitled "What Went Wrong With America", John Bogle, Founder Of The Vanguard Mutual Fund Group, Said...

        "as Directors often turned over to managers the virtually unfettered power to place their own interests first, the concept of stewardship became conspicuously absent from corporate America."

Resolved That Shareowners Urge Coca-Cola's Board That A Significant Percentage Of Future Awards Of Free Restricted Stock Are...

        Performance based;

        Tied to company specific performance metrics, performance targets and timeframes clearly communicated to shareowners;

        And, can not be prematurely released or substantially altered without shareowner approval.

Statement Against Share-Owner Proposal Regarding Restricted Stock

        The proposal seeks to tie restricted stock awards to business performance. In fact, the Company's restricted stock plan does precisely that. The plan, approved by share owners in 1989 and further amended in 2001, is expressly designed to allow for awards that link compensation and performance.

        The Compensation Committee of the Board recently redesigned the Company's executive compensation programs. As a result, future long-term compensation will include a regular equity component that meets the requirements of the share-owner proposal. Such awards from the 1989 Restricted Stock Plan are:

  •
  Performance based;

  •
  Tied to Company specific performance metrics, performance targets and timeframes clearly communicated to share owners; and have clear guidelines about release to executives in the event of retirement, disability and termination, transfer to a related company and involuntary separation.

        The Compensation Committee generally uses time-based or retirement vested restricted shares for purposes of attraction and retention or other special awards.

        Of the 4,386,551 outstanding shares of restricted stock currently issued or promised from the plans, 2,983,931 shares, or 68% are tied to specific performance criteria. Only 1,402,620 shares, or 32% do not have specific performance criteria.

        It is important to note that no performance-based shares have had their terms substantially altered or been prematurely released to executives due to their departure from the Company.

        Based on these facts, the Board believes the compensation programs currently in place are in line with the submitted proposal. With that said, the Board recommends a vote against the proposal because it would limit the flexibility of the committee to utilize other forms of Restricted Stock awards at their discretion to promote the hiring and retention of superior management talent.

        Share owners are encouraged to review the report from the Compensation Committee detailing the Company's compensation strategies, which is included on pages 25 through 29 in these proxy materials.

The Board of Directors recommends a vote
AGAINST
the proposal regarding restricted stock.

Share-Owner Proposal Regarding Senior Executive Participation in Company's Compensation & Deferral Investment Program (Item 7)

        AFL-CIO Reserve Fund, 815 16th Street, N.W., Washington D.C. 20006, owner of 1,500 shares of The Coca-Cola Company Common Stock, submitted the following proposal:

Shareholder Proposal

RESOLVED: The shareholders of The Coca-Cola Company ("Coca-Cola" or the "Company") urge the Board of Directors (the "Board") to seek shareholder approval of senior executive participation in the Company's Compensation Deferral & Investment Program (the "Program") that has paid above-market interest rates of 14 percent.

Supporting Statement

Participants in the Coca-Cola Compensation Deferral & Investment Program receive preferential retirement benefits not offered to other employees of the Company. According to Coca-Cola, the "primary purpose of this Program is to enhance a Participant's retirement income... at a rate which The Coca-Cola Company anticipates will be very favorable for the Participant."

The Compensation Deferral & Investment Program provides participants who deferred income in 1986 and 1987 with extraordinary rates of return guaranteed by the Company. Since January 1, 1998, account balances have received a 14 percent interest rate compounded annually on deferred amounts. This rate of return compares favorably with Coca-Cola's 5-year share price performance of negative 33 percent between January 1, 1998 and December 31, 2002.

At least one recently retired senior executive, former Vice Chairman Brian Dyson, participates in this Program. In our opinion, paying guaranteed above-market interest rates on senior executives' deferred compensation undermines the goal of linking executive pay to Company performance. We believe that the rate of return on all executives' deferred compensation should be performance-based, or should at least reflect market returns.

We also believe senior executive participation in this Program is unnecessary because Coca-Cola offers a variety of retirement plans that ensure senior executives will have more than sufficient retirement income. For example, although Mr. Dyson has been reemployed by the Company, he also continues to receive retirement payments from Coca-Cola Enterprises Inc. and the Coca-Cola Supplemental Benefit Plan.

We believe the above-market interest paid under the Program to executive officers is incompatible with the Board of Directors Compensation Committee's benefits policy. This policy states that "benefits offered to executive officers are those that are offered to the general employee population." However, only certain salaried employees who earned more than $50,000 were eligible to participate in the Program.

Under the Program, Coca-Cola reserves the right to reduce or disregard any interest credits made at any time to any account if such action is necessary or appropriate. Requiring shareholder approval of senior executive participation in the Program will help ensure that the interest paid to senior executives is in the best interests of Coca-Cola.

For these reasons, please vote FOR this proposal.

Statement Against Share-Owner Proposal Regarding Senior Executive Participation in the Company's Compensation & Deferral Investment Program

        This proposal calls for share-owner approval of senior executive participation in the Compensation Deferral & Investment Program. However, we believe what the proponents are suggesting would have no practical impact and is not necessary.

        The Compensation Deferral & Investment Program was a one-time program put in place allowing deferrals of compensation over a one-year period between 1986 and 1987. No current senior executives of the Company participate in this program, nor can any new participants enter the plan. Fewer than 70 remaining employees have active accounts in the program; none is a senior executive of the Company. The senior executive participant referenced in the proposal, Brian G. Dyson, is retired. He had returned for two years service from a previous retirement, but returned to retirement in 2003.

        The Company's current deferred compensation plan does not pay above-market interest.

The Board of Directors recommends a vote
AGAINST
the proposal regarding senior executive participation in
Company's Compensation & Deferral Investment Program.

Share-Owner Proposal on The China Business Principles (Item 8)

        William C. Wardlaw III, c/o Harrington Investments, Inc., P.O. Box 6108, Napa, California 94581, owner personally of 77,000 shares of The Coca-Cola Company Common Stock, submitted the following proposal:

CHINA BUSINESS PRINCIPLES FOR RIGHTS OF WORKERS IN CHINA

WHEREAS: our company's business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights. They have been signed by the Chinese government and China's national laws.
(1)
No goods or products produced within our company's facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.
(2)
Our facilities and suppliers shall adhere to wages that meet workers' basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China's national labor laws.
(3)	Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.
(4)	Our facilities and suppliers shall use production methods that do not negatively affect the worker's occupational safety and health.
(5)	Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.
(6)
We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.
(7)
Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.
(8)	Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)	Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China's national labor laws.
(10)	We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.
(11)	We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.
RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People's Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

Statement Against Share-Owner Proposal on China Business Principles

        We believe we already comply with both the spirit and intent of this proposal, through the Company's existing policies and activities.

        Our current policies substantially address the subjects raised here, and we already have in place a strong program to ensure that the rights of our employees and those of our suppliers' employees are respected and protected in day-to-day operations. For example, our policies specifically provide that we will not condone the exploitation of children, physical punishment or involuntary servitude, and we will pay wages that enable our employees to meet their basic needs. These commitments are essentially identical to the principles set forth in this proposal.

        Moreover, we believe that as a truly global corporation, the best course is a set of uniform standards and principles applicable to all our worldwide operations — such as what we have in place — rather than principles, like those proposed here, which apply only to a single country or region.

        We do not believe this proposal is in the best interests of the Company or its share owners.

The Board of Directors recommends a vote
AGAINST
the proposal on China business principles.

Share-Owner Proposal Regarding Separate Positions of CEO and Chairman (Item 9)

        International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, owner of 100 shares of The Coca-Cola Company Common Stock, submitted the following proposal:

        RESOLVED: The shareholders of Coca-Cola Company, Inc. ("Coke" or "the Company") urge the Board of Directors (the "Board") to amend the by-laws to require that an independent director who has not served as the chief executive of the Company serve as Board Chair. Implementation will be deferred until the 2005 Annual Meeting of Shareholders.

        SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders' interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation's business and affairs. The Board exists to ensure that management acts in the best long-term interests of the shareholders.

        Currently at Coke, Mr. Douglas Daft holds the positions of both Chairman of the Board and CEO. We believe that Mr. Daft cannot adequately represent the interests of shareholders and provide the necessary leadership and objectivity as Chairman when he holds both positions. Further, an appearance of a conflicted Board Chair can damage the credibility of the Company's market worth. We believe a clear delineation between the roles of Chair and CEO promotes greater accountability to Coke's shareholders.

        Investors require consistency and stability from the leadership of our Company. In recent years, the Company has suffered from a revolving door of CEO's, which in our opinion has left shareholders looking for true focused leadership. In a time where our Company and the economy as a whole have been in turmoil, shareholders need a leader that can focus on the intricacies of leading a Fortune 500 company. Under Mr. Daft's leadership there have been accusations of accounting fraud at the Company's fountain division, allegations of labor violations at bottling facilities in Colombia and around the world, reductions in performance-based executive compensation standards and layoffs of thousands of employees.

        We believe that separating the positions of Chair and CEO will enhance independent Board leadership at Coke. Other institutional investors and corporate governance experts agree:

  •
  The National Association of Corporate Directors recommends that Boards designate an independent director as Chair or lead director to evaluate CEO and Board Chair functions.

  •
  CalPERS' Corporate Governance Guidelines state, "The independence of a majority of the Board is not enough. The leadership of the board must embrace independence, and must ultimately change the way in which directors interact with management."

  •
  The Ethical Funds and Domini Social Investments Proxy Voting Guidelines call for a strong independent director as Board Chair to represent the interests of shareholders.

        We believe the recent wave of corporate scandals demonstrate that no matter how many independent directors there are on the Board, that Board is less likely to protect shareholder interests by providing independent oversight of the Officers if the Chairman of that Board is also the CEO of the Company.

We urge shareholders to vote FOR this proposal.

Statement Against Share-Owner Proposal Regarding Separate Positions of CEO and Chairman

        The proposal seeks the separation of the roles of Chairman of the Board and Chief Executive Officer. However, the Board of Directors is satisfied that the current leadership structure has served our business and our share owners well and continues to do so.

        It is important to note that our existing governance structure allows the Board to make this suggested change if they believe circumstances warrant it and share owner interests would be better served by a different leadership structure. Your Board does not believe that such a change is necessary today.

        Currently, the majority of major U.S.-based companies are led by chief executives who also serve as Board Chair.

        We encourage share owners to learn more about the Company's governance practices at our website, www.coca-cola.com.

The Board of Directors recommends a vote
AGAINST
the proposal regarding separate positions of CEO and Chairman.

COMMUNICATIONS, SHARE-OWNER PROPOSALS AND COMPANY DOCUMENTS

Q.
How do you submit a share-owner proposal?

        We must receive proposals of share owners intended to be presented at the 2005 Annual Meeting of Share Owners on or before November 4, 2004, in order for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These proposals should be sent to the Secretary by fax to (404) 515-0358 or by mail to the Office of the Secretary, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareowner affairs@na.ko.com.

        According to our By-Laws, a proposal for action to be presented by any share owner at an annual meeting of share owners shall be out of order and shall not be acted upon unless

  •
  specifically described in our notice to all share owners of the meeting and the matters to be acted upon thereat; or

  •
  the proposal shall have been submitted in writing to the Secretary at the above fax number or mailing address or e-mail address and received at our principal executive offices prior to December 22, 2004, and such proposal is, under law, an appropriate subject for share-owner action.

Q.
How can a share-owner communicate with the Company's outside directors?

        Mail can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to "Outside Directors" or "Non-Management Directors" will be forwarded or delivered to the Chairman of the Committee on Directors and Corporate Governance. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

Q.
What is householding?

        As permitted by the 1934 Act, only one copy of this proxy statement is being delivered to share owners residing at the same address, unless such share owners have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.

        The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any share owner residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Share-Owner Affairs.

        Share owners residing at the same address and currently receiving only one copy of the proxy statement may contact Share-Owner Affairs to request multiple copies of the proxy statement in the future.

        Share owners residing at the same address and currently receiving multiple copies of the proxy statement may contact Share-Owner Affairs to request that only a single copy of the proxy statement be mailed in the future.

        Contact Share-Owner Affairs by fax at (404) 515-0538 or by mail to Share-Owner Affairs, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareowner affairs@na.ko.com.

Q.    Where can you see the Company's corporate documents and SEC filings?

        The Company's website contains the Company's Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and the Committee Charters and the Company's SEC filings. To view the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines or Committee Charters, go to www.coca-cola.com, click on "The Coca-Cola Company", then click on "Investors" and then click on "Corporate Governance". To view the Company's SEC filings and Forms 3, 4 and 5 filed by the Company's Directors and Executive Officers, go to www.coca-cola.com, click on "The Coca-Cola Company," then click on "Investors" and then click on "SEC Filings."

Q.
How can I obtain copies of the Company's Annual Report on Form 10-K?

        The Company will promptly deliver free of charge, upon request, a copy of the Company's Annual Report on Form 10-K to any share owner requesting a copy. Requests should be directed to the Company's Consumer and Industry Affairs Department, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

OTHER INFORMATION

        Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Share Owners, which may properly come before the meeting or other matters incident to the conduct of the meeting.

        As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

        The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                      DEVAL L. PATRICK
                       Executive Vice President, General Counsel and Secretary

Atlanta, Georgia
March 4, 2004

        The 2003 Annual Report on Form 10-K includes our financial statements for the fiscal year ended December 31, 2003. We have mailed the 2003 Annual Report on Form 10-K to all share owners. The 2003 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

APPENDIX I

AUDIT COMMITTEE CHARTER

Purpose

        The Committee will represent and assist the Board in fulfilling its oversight responsibility to the shareholders and others relating to the integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, the Company's compliance with legal and regulatory requirements, and its ethics programs as established by management and the Board, including the Company's Code of Business Conduct. The Committee shall also oversee the independent auditors' qualifications and independence. The Committee will evaluate the performance of the Company's internal audit function (responsibilities, budget and staffing) and the Company's independent auditors, including a review and evaluation of the engagement partner and coordinating partner. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. The Committee is also responsible for producing an annual report for inclusion in the Company's proxy statement.

Committee Membership

        The Committee shall be appointed by the Board and shall comprise at least three directors. Each Committee member shall meet the requirements of the New York Stock Exchange listing standards, and federal laws and regulations, with respect to audit committees, as they may become applicable from time to time, as well as the requirements of the Company's Corporate Governance Guidelines. No member may serve on the audit committees of more than three public companies. Committee members may receive no compensation from the Company other than director's fees. All Committee members will be financially literate, and at least one member of the Committee will have accounting or related financial management expertise as determined by the Board. The Board will designate a Chairman for the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Committee Authority and Responsibilities

        The primary responsibility of the Committee is to oversee the Company's financial controls and reporting processes on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The Committee may perform such other duties and responsibilities as are consistent with its purpose and as the Board or the Committee deems appropriate.

        1.     Independent Auditors.    The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Committee and the Board, as representatives of the Company's shareholders. The Committee shall have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors and, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation and general oversight of the work of the independent auditors. The Committee shall discuss the auditors' qualifications and independence from management and the Company, including whether the auditors' performance of permissible non-audit services is compatible with their independence. This process will include, at least annually, the Committee's review of the independent auditors' internal control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the auditors' independence) all relationships between the independent auditors and the Company. Annually, the Committee will review the qualifications and performance of the Company's current independent auditors, and select the Company's independent auditors for the next year, subject to shareowner ratification.

        2.     Audit Services.    The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including their respective responsibilities and the adequacy of staffing and compensation. The Committee shall approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditors.

        3.     Permissible Non-audit Services.    The Committee shall establish policies and procedures for the engagement of the independent auditors to provide permissible non-audit services, which shall include pre-approval of any permissible non-audit services to be provided by the independent auditors. No non-audit services shall be provided by the independent auditors, except as approved in advance by the Committee.

        4.     Review of Interim Financial Statements and Earnings Releases.    The Committee shall review the interim financial statements, and the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent auditors prior to the filing of each of the Company's Quarterly Reports on Form 10-Q. The Committee will discuss the Company's policies and procedures with respect to earnings releases and review financial information included in releases and earnings guidance provided to analysts and rating agencies. The Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of the review of earnings releases and discussion of the quarterly review by the independent auditors.

        5.     Review of Annual Audited Financial Statements.    The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including (a) their judgment about the quality, not just acceptability, of the Company's accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the clarity of the disclosures in the financial statements; and (c) the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies.

        The Committee will also review with management and the independent auditors (a) major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles; (b) major issues regarding the adequacy of internal controls and steps taken in light of material deficiencies; and, (c) the effects of regulatory and accounting initiatives on the financial statements.

        The Committee will discuss the results of the annual audit and any difficulties the independent auditors encountered in the course of their audit work, including any restrictions on the scope of the auditors' activities or on access to requested information, and any significant disagreements with management. The Committee will also discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, and the annual report on internal controls by the Chief Executive Officer and Chief Financial Officer, as reviewed by the independent auditors.

        Based on these reviews, the Committee will make a recommendation to the Board as to whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

        6.     Risk Assessment and Risk Management.    The Committee will review and discuss with management, the internal auditors, and the independent auditors the Company's policies and procedures with respect to risk assessment and risk management.

        7.     Internal Controls, Disclosure Controls and Procedures.    The Committee will discuss with management, the internal auditors, and the independent auditors the Company's internal controls (with particular emphasis on the scope and performance of the internal audit function), and review and discuss with the internal auditors the results of the internal audit program. The Committee will review and discuss the Company's disclosure controls and procedures, and the quarterly assessments of such controls and procedures by the Chief Executive Officer and Chief Financial Officer.

        8.     Complaint Procedures.    The Committee shall establish procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

        9.     Compliance Programs.    The Committee shall periodically review and discuss with management, the internal auditors, and the independent auditors the overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs, including the Company's Code of Business Conduct.

        10.   Report for Inclusion in Proxy Statement.    The Committee shall prepare the report that SEC rules require to be included in the Company's annual proxy statement.

        11.   Hiring of Auditor Personnel.    The Committee shall set hiring policies with regard to employees and former employees of the independent auditors.

        12.   Charter.    The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

        13.   Annual Performance Evaluation.    The Committee shall annually review its own performance.

        14.   Investigative Authority.    In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

Outside Advisors

        The Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it deems appropriate to assist the Committee in the performance of its functions. The Committee shall be provided with appropriate funding, as determined by the Committee, for payment of compensation to such outside counsel, accountants, experts and other advisors.

Meetings

        The Committee will meet as often as may be deemed necessary or appropriate in its judgment, at least quarterly each year, and at such times and places as the Committee shall determine. The majority of the members of the Committee shall constitute a quorum. The Committee will meet separately, at least quarterly, with the internal auditors, the independent auditors, the general counsel and other senior management to discuss any matters that they wish to bring to the Committee's attention or that the Committee wishes to bring to their attention.

        The Committee shall report to the Board with respect to its meetings, including any significant issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

Printed on Recycled Paper

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8080
EDISON, NJ 08818-8080

To vote your shares electronically, use one of the methods below and follow the instructions provided once you access the system.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
OR
•	Log on to the Internet and go to the web site http://www.eproxyvote.com/ko		•	On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit www.econsent.com/ko
/ FOLD AND DETACH HERE /

☒	Please mark your votes as in this example.	0282

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees and "FOR" proposals 2 and 3, and "AGAINST" proposals 4, 5, 6, 7, 8 and 9.

The Board of Directors recommends a vote FOR:

		FOR	WITHHELD
1.	Election of Directors (see reverse)	☐	☐
☐ For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as Independent Auditors	☐	☐	☐
3.	Share-Owner Proposal regarding report related to global HIV/AIDS pandemic	☐	☐	☐

The Board of Directors recommends a vote AGAINST:

		FOR	AGAINST	ABSTAIN
4.	Share-Owner Proposal regarding Stock Option Glass Ceiling Report	☐	☐	☐
5.	Share-Owner Proposal regarding Executive Compensation	☐	☐	☐
6.	Share-Owner Proposal regarding Restricted Stock	☐	☐	☐
7.	Share-Owner Proposal regarding Senior Executive Participation in Company's Compensation and Deferral Investment Program	☐	☐	☐
8.	Share-Owner Proposal on China Business Principles	☐	☐	☐
9.	Share-Owner Proposal regarding Separate Positions of CEO and Chairman	☐	☐	☐

SPECIAL ACTION		Mark here if you plan to attend the Annual Meeting.		☐

SIGNATURE(S):	DATE:

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, Trustee or guardian, please give full title as such.

(Bring this ticket with you if attending the meeting)
ADMISSION TICKET
Annual Meeting of Share Owners of The Coca-Cola Company
Wednesday, April 21, 2004
9:30 a.m., local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

        The Annual Meeting of Share Owners of The Coca-Cola Company (the "Company") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Wednesday, April 21, 2004, at 9:30 a.m., local time.The purposes of the meeting are:

  1.
  To elect sixteen Directors to serve until the 2005 Annual Meeting of Share Owners,
  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2004 fiscal year,
  3.
  To vote on seven proposals submitted by share owners if properly presented at the meeting, and
  4.
  To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        The Board of Directors set February 23, 2004, as the record date for the meeting. This means that owners of Common Stock at the close of business on that date are entitled to:

  •
  receive this notice of the meeting, and
  •
  vote at the meeting and any adjournments or postponements of the meeting.

        We will make available a list of share owners as of the close of business on February 23, 2004, for inspection by share owners during normal business hours from April 9 through April 20, 2004, at the Company's principal place of business, One Coca-Cola Plaza, Atlanta, Georgia 30313.This list also will be available to share owners at the meeting.

                            By Order of the Board of Directors
                            DEVAL L. PATRICK
                             Executive Vice President, General Counsel and Secretary

/  FOLD AND DETACH HERE  /

This Proxy is Solicited on Behalf of the Board of Directors
of The Coca-Cola Company

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Steven J. Heyer, Gary P. Fayard and Deval L. Patrick, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs (a) Merrill Lynch Trust Company, FSB, Trustee under The Coca-Cola Company Thrift and Investment Plan, and/or (b) Banco Santander De Puerto Rico, Inc., Trustee under the Caribbean Refrescos, Inc. Thrift Plan, and/or (c) Putnam Fiduciary Trust Company, Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, Coca-Cola Enterprises Inc. Bargaining 401(k) Plan, The Lansing Matched Employee Savings and Investment Plan, The Coca-Cola Bottling Company of New York, Inc. Savings Plan for Southern New England, Central States Coca-Cola Bottling Company 401(k) Plan for St. Louis Bargaining Employees, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2004 Annual Meeting of Share Owners to be held at the Hotel du Pont, 11th and Market Street, Wilmington, Delaware 19801, on April 21, 2004, at 9:30 a.m. local time, and any adjournments or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on matters which the Board of Directors did not know would be presented at the meeting by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2004 Annual Meeting and any adjournments or postponements thereof.

Election of Directors:
  Nominees for election (terms expiring in 2005)
    01. Herbert A. Allen    02. Ronald W. Allen    03. Cathleen P. Black    04. Warren E. Buffett    05. Douglas N. Daft
    06. Barry Diller    07. Donald R. Keough    08. Susan Bennett King    09. Maria Elena Lagomasino
    10. Donald F. McHenry    11. Robert L. Nardelli    12. Sam Nunn    13. J. Pedro Reinhard    14. James D. Robinson III
    15. Peter V. Ueberroth    16. James B. Williams

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
ELECTION OF DIRECTORS (Item 1)
Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company on Executive Compensation
EXECUTIVE COMPENSATION
Summary of Plans
Performance Graph
Equity Compensation Plan Information
CERTAIN INVESTEE COMPANIES
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Item 2)
REPORT OF THE AUDIT COMMITTEE
PROPOSALS OF SHARE OWNERS Items 3 through 9
COMMUNICATIONS, SHARE-OWNER PROPOSALS AND COMPANY DOCUMENTS
OTHER INFORMATION
AUDIT COMMITTEE CHARTER